Exhibit (a)(1)(A)

DRUGSTORE.COM, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

November 12, 2008, as amended and restated December 1, 2008

DRUGSTORE.COM, INC.

Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at

11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008 unless we extend the offer.

By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible employees holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and, under certain circumstances, to receive cash payments (we refer to this as the “offer”). Each eligible employee who has eligible options outstanding will be sent, on the commencement of the offer, an email announcing the offer with the relevant offer documents and forms attached or a letter announcing the offer with the relevant offer documents and forms enclosed.

drugstore.com, inc. has determined that some of your stock options were granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). These consequences include income inclusion in the year of vesting, an additional 20% penalty tax, and interest charges, plus continued taxation, penalty taxes, and interest charges in subsequent years (until the eligible option is exercised or expires) on any increase in the value of the underlying stock. Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (that is, a 20% federal penalty tax and potentially a state penalty tax). If you elect to participate in this offer, your eligible options no longer will be subject to such adverse tax consequences.

You are an “eligible employee” only if:

•

you are an employee of drugstore.com, inc. or its subsidiaries (collectively referred to as “drugstore.com,” the “Company,” “we,” “our,” or “us”) as of the last date that this offer remains open for acceptance;

•	you are subject to taxation in the United States; and

•	you hold eligible options.

An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:

•	the option was granted under the drugstore.com, inc. 1998 Stock Plan (the “1998 Plan”);

•

the option had an original exercise price per share that was less than the fair market value per share of our common stock on the option’s date of grant (that is, it was granted at a “discount” to the then-current fair market value of our stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion of the option may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

If you are an eligible employee, you will receive on the commencement of the offer an email announcing the offer with the relevant offer documents and forms attached or a letter announcing the offer with the relevant offer documents and forms enclosed. In such email or letter, you will receive an addendum listing all your eligible options, including:

•	the grant date for each option;

•	the original exercise price per share for each option;

i

•	the number of shares of drugstore.com’s common stock purchasable under each option;

•	the number of shares that are subject to Section 409A and eligible for amendment under each option;

•	the fair market value per share of drugstore.com’s common stock on the grant date for each option; and

•

the maximum potential cash payment, if any, you could receive with respect to each option. Your cash payment per share can never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we will assume that the new exercise price of the amended option is the same as the fair market value on the eligible option’s grant date. Your actual cash payment, if any, will de determined on the expiration of the offer.

If you would like to participate in the offer, you will need to fill out an Election/Withdrawal Form and return it to the Company via email to tenderoffer@drugstore.com or fax to Stock Plan Administrator at (425) 372-3808 by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008. To obtain a paper Election/Withdrawal Form, please either print an Election/Withdrawal Form from http://investor.drugstore.com (select “options tender offer” in the “investor relations” column), email tenderoffer@drugstore.com, or send a fax to Stock Plan Administrator at (425) 372-3808. Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain a copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808.

If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:

1. Your eligible option will be amended to increase the exercise price per share to the fair market value per share of the Company’s common stock on the date of grant. Immediately following this increase, if the closing selling price per share of the Company’s common stock on the expiration date is less than the fair market value per share of the Company’s common stock on the date of grant, then your eligible option will be further amended to decrease the exercise price to the greater of (i) the closing selling price per share of the Company’s common stock on the expiration date or (ii) your original exercise price. If only a portion of your option grant vested after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended. Your Election/Withdrawal Form will include an addendum that will list the original exercise price of your eligible options, as well as the fair market value on the grant date of such options. The closing selling price per share of the Company’s common stock on the expiration date, and therefore, your new exercise price, will not be known until the expiration date; and

2. In addition, for eligible employees other than the Company’s executive officers (as listed on Schedule A to this Offer to Amend), for each such eligible option amended in this offer, if your new exercise price is greater than your original exercise price, you will receive a cash payment, less applicable tax withholding, on the Company’s first payroll date in 2009 equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, with such amount multiplied by the number of unexercised shares of drugstore.com common stock subject to each amended option in the manner described below. If the new exercise price per share is equal to the original exercise price per share of an eligible option, you will not receive any cash payment for that eligible option. Your Election/Withdrawal Form will include an addendum that will list the number of unexercised shares subject to your options, and the maximum cash payment you could be entitled to receive for each eligible option you elect to have amended. Your cash payment per share will never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we will assume that the new exercise price of the amended option is the same as the fair market value on the eligible option’s grant date. Your actual cash payment, if any, will de determined on the expiration of the offer.

As indicated above, eligible employees who are executive officers (listed on Schedule A to the Offer to Amend) may elect to have the exercise price of their eligible options amended under the offer as described above, but will not be eligible to receive any cash payments under the offer.

On the expiration date, after the close of the trading day, we will post the closing selling price of our common stock for that day on http://investor.drugstore.com (select “options tender offer” in the “investor relations” column) and you may email tenderoffer@drugstore.com or call the Stock Plan Administrator at (425) 372-3200 to obtain the closing selling price. Based on this, you will be able to determine your actual new exercise price and your actual cash payment, if any, if you participate in the offer.

This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you.

Amended Options and Cash Payments

If you elect to participate in this offer, each eligible option will be amended on the date that this offer expires (currently expected to be December 12, 2008). Each amended option will be subject to option agreements between you and the Company, as amended by this offer. All eligible options are fully vested as of the date of this offer, and any amended option you receive will continue to be fully vested.

Cash payments will be made on the Company’s first payroll date in 2009, and all such payments will be subject to applicable tax withholding. Cash payments will not be subject to any vesting conditions, so you will receive any cash payments to which you are entitled on the Company’s first payroll date in 2009, regardless of whether you are providing services to us then.

Promptly following the expiration of the offer, we will provide you a “Promise to Make Cash Payment and Option Amendment” evidencing the new exercise price of each amended option and your right to receive any cash payments to which you are entitled under the offer.

Other Matters

The offer is not conditioned on acceptance by option holders holding a specified minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend. You are not required to accept this offer.

Our common stock is traded on The Nasdaq Global Market under the symbol “DSCM.” On November 28, 2008 the closing price of our common stock was $1.00 per share. Before deciding to participate in this offer, you should evaluate current market quotes for our common stock, among other risks of participating in this offer.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT—ACTION ITEMS TO PARTICIPATE

If you participate in this offer, you must complete and sign the attached Election/Withdrawal Form, and return it by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, to the Company via email at tenderoffer@drugstore.com or via fax to:

Stock Plan Administrator

drugstore.com, inc.

Fax:    (425) 372-3808

Only responses that are complete, signed, and actually received by the Company by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of Election/Withdrawal Forms is at your risk. drugstore.com intends to confirm the receipt of your Election/Withdrawal Form by email or fax within two U.S. business days. If you have not received an email or fax confirmation that drugstore.com has received your response, you must confirm that we have received your Election/Withdrawal Form. If you need to confirm receipt after two U.S. business days have elapsed, you may email your request to tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808. Responses may be submitted only via email or fax. Responses submitted by any other means, including hand delivery, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

drugstore.com will not provide tax advice specific to an individual’s circumstances. We recommend that you discuss the personal tax consequences of this offer with your financial, legal, and/or tax advisors. You should direct general questions about the terms of this offer to:

STOCK PLAN ADMINISTRATOR DRUGSTORE.COM, INC. PHONE: (425) 372-3200 EMAIL: TENDEROFFER@DRUGSTORE.COM

Offer to Amend the Exercise Price of Certain Options, dated November 12, 2008.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. Some state jurisdictions also may impose additional taxes with respect to your eligible options. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). We recommend that you consult with your financial, legal, and/or tax advisors regarding any state tax consequences. Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should accept this offer. The decision to participate in the offer must be your own, after taking into account your personal circumstances and preferences. We are not making an offer of the cash consideration or amended options in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which is shown, or if no date is otherwise indicated, the date of this offer.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire offer, the accompanying communication on behalf of Yukio Morikubo dated November 12, 2008, and the Election/Withdrawal Form. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.	What is the offer?	2
Q2.	What will I receive in return for my options?	3
Q3.	Why is drugstore.com making this offer?	5
Q4.	Who is eligible to participate in this offer?	5
Q5.	Which options are eligible for amendment in this offer?	5
Q6.	How do I participate in this offer?	5
Q7.	If I decide to participate in the offer, what will happen to my current eligible options?	7
Q8.	When will I receive my amended options and cash payments?	7
Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?	7
Q10.	Am I required to participate in this offer?	8
Q11.	Once my eligible options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?	8
Q12.	When will my amended options vest?	8
Q13.	Will the terms and conditions of my amended options be the same as my original options?	8
Q14.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?	8
Q15.	What happens to my eligible options if I do not turn in my Election/Withdrawal Form by the deadline, choose not to participate or my eligible options are not accepted?	8
Q16.	Are there any positive or negative tax consequences to my participation in the offer?	9
Q17.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?	10
Q18.	How will drugstore.com confirm to me that my Election/Withdrawal Form has been received?	10
Q19.	Can I accept this offer with respect to shares of drugstore.com common stock that I previously acquired on exercise of options?	10
Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	10
Q21.	Is this a repricing of options?	11
Q22.	How does drugstore.com determine whether I properly have accepted this offer?	11
Q23.	When will my amended options expire?	11
Q24.	Will I receive any paperwork indicating my options have been amended and indicating the amount of any cash payment to which I am entitled?	11
Q25.	Are there any conditions to this offer?	11
Q26.	If you extend the offer, or the offer is changed, how will you notify me?	11
Q27.	Can I change my mind and withdraw from this offer?	11
Q28.	How do I withdraw my election?	12
Q29.	What if I withdraw my election and then decide again that I want to participate in this offer?	12
Q30.	Can I change my mind about which eligible options I want to accept with respect to this offer?	12
Q31.	How should I decide whether or not to accept this offer with respect to my eligible options?	12
Q32.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	13
Q33.	Will my amended options remain nonstatutory stock options for United States tax purposes?	13
Q34.	Does Section 409A affect my Employee Stock Purchase Plan (ESPP) shares?	13
Q35.	Whom can I contact if I need to confirm drugstore.com’s receipt of my Election/Withdrawal Form, I have questions about the offer or if I need additional copies of the offer documents?	13

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options amended and, under certain circumstances, to receive a cash payment. This opportunity is described in the following questions and answers and in the remainder of this Offer to Amend.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•	“1998 Plan” refers to the drugstore.com, inc. 1998 Stock Plan.

•	“amended options” refers to eligible options that are amended pursuant to this offer.

•

“amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price. We expect that the amendment date will be December 12, 2008, which is the same date as the expiration date of the offer. If the expiration date is extended, then the amendment date will be extended similarly.

•

“eligible employee” refers to each individual who is an employee of drugstore.com, inc. or its subsidiaries as of the last date on which this offer remains open for acceptance; is subject to taxation in the United States; and holds eligible options.

•

“eligible options” refers to all options with respect to which you may accept this offer in exchange for amended options and cash payments, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“executive officers” refers to those officers of drugstore.com listed on Schedule A, including those who are officers for purposes of Section 16 of the Exchange Act.

•

“expiration date” refers to the date that this offer expires. The expiration date will be December 12, 2008 at 11:59:59 p.m. (midnight), Eastern Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase drugstore.com common stock. An amended option’s new exercise price will be equal to (i) the fair market value per share of the Company’s common stock on the date of grant or (ii) if the closing selling price per share of the Company’s common stock on the expiration date is less than the fair market value per share of the Company’s common stock on the date of grant, then the greater of (x) the closing selling price per share of the Company’s common stock on the expiration date or (y) the original exercise price. Your Election/Withdrawal Form will include an addendum that will list the fair market value per share of the Company’s common stock on the grant date of such options. The closing selling price per share of the Company’s common stock on the expiration date, and therefore, your new exercise price, will not be known until the expiration date. On the expiration date, after the close of the trading day, we will post the closing selling price of our common stock for that day and also deliver to you (by email or other method) a notification of that closing selling price.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on November 12, 2008, and end at 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless the offer is extended.

•	“option” refers to an option to purchase one or more shares of our common stock.

•

“original exercise price” refers to the original exercise price of an eligible option, as described in Question and Answer 2. Your Election/Withdrawal Form will include an addendum which will list the original exercise price of each of your eligible options.

•

“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the final tax regulations and other guidance thereunder issued pursuant to the American Jobs Creation Act of 2004.

Q2.	What will I receive in return for my options?

A2.	If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:

1.	Your eligible option will be amended to change the original exercise price per share to the new exercise price. The new exercise price will be the (i) the fair market value per share of the Company’s common stock on the date of grant or (ii) if the closing selling price per share of the Company’s common stock on the expiration date is less than the fair market value per share of the Company’s common stock on the date of grant, then the greater of (x) the closing selling price per share of the Company’s common stock on the expiration date or (y) the original exercise price.

If only a portion of your option grant vested after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Election/Withdrawal Form will list the original exercise price of your eligible options, as well as the fair market value per share of the Company’s common stock on the date of grant. The closing selling price per share of the Company’s common stock on the expiration date, and therefore, your new exercise price, will not be known until the expiration date. On the expiration date, after the close of the trading day, we will post the closing selling price of our common stock for that day and also deliver to you (by email or other method) a notification of that closing selling price. Based on this, you will be able to determine your actual new exercise price and your actual cash payment, if any, if you participate in the offer.

Technically, the amendment of each eligible option will occur in two distinct steps that will be completed in quick succession—first, your eligible option will be amended to increase the exercise price to the fair market value per share of the Company’s common stock on the date of grant. Then, if the closing selling price per share of the Company’s common stock on the expiration date is lower, your eligible option will immediately be amended to decrease the exercise price to the greater of (i) the closing selling price per share of the Company’s common stock on the expiration date or (ii) your original exercise price. Both of these amendments will be completed on the amendment date, with the result that the exercise price of your amended option will be the new exercise price described above.

2.	In addition, for each eligible option amended in this offer (other than with respect to eligible options held by the Company’s executive officers), if your new exercise price is greater than your original exercise price, you will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, with this amount multiplied by the number of unexercised shares subject to the amended option in the manner described below. If the new exercise price per share is equal to the original exercise price per share of an eligible option, you will not receive any cash payment for that eligible option. Cash payments, less any applicable tax withholdings, to eligible employees will be paid on the first payroll date in 2009 (regardless of whether you are an employee of drugstore.com at the time of payment).

Your Election/Withdrawal Form will list the number of unexercised shares subject to your eligible option and the maximum cash payment you could be entitled to receive for each eligible option you elect to have amended. Your cash payment per share will never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we will assume that the new exercise price of the amended option is the same as the fair market value on the eligible option’s grant date. Your actual cash payment, if any, will de determined on the expiration of the offer.

As indicated above, eligible employees who are executive officers (listed on Schedule A to the Offer to Amend) may elect to have the exercise price of their eligible options amended under the offer as described above, but will not be eligible to receive any cash payments under the offer.

On the expiration date, after the close of the trading day, we will post the closing selling price of our common stock for that day on http://investor.drugstore.com (select “options tender offer” in the “investor relations” column) and you may email tenderoffer@drugstore.com or call the Stock Plan Administrator at (425) 372-3200 to obtain the closing selling price. Based on this, you will be able to determine your actual new exercise price and your actual cash payment, if any, if you participate in the offer.

Eligible Option Example 1:

You were granted an option on February 8, 2002, to purchase 1,000 shares of drugstore.com common stock with an exercise price per share equal to $1.93 per share, vesting equally over a 4 year annual vesting schedule. Of the number of shares subject to your option, 500 shares vested on or before December 31, 2004 so are not subject to Section 409A and are not eligible for this offer. On the option’s date of grant, the fair market value of drugstore.com common stock was $2.41 per share. As of the offer expiration date, you had not exercised any portion of the option. Assume that the fair market value of drugstore.com common stock is $2.50 per share on the expiration date. If you accept this offer with respect to such option, the following will occur:

1.	The option to purchase 500 shares will be amended to increase the exercise price to $2.41 per share.

2.	A cash payment of $240.00 ($2.41 minus $1.93 multiplied by 500 (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, will be payable on the Company’s first payroll date in 2009.

Eligible Option Example 2:

You were granted an option on February 8, 2002, to purchase 1,000 shares of drugstore.com common stock with an exercise price per share equal to $1.93 per share, vesting equally over a 4 year annual vesting schedule. Of the number of shares subject to your option, 500 shares vested on or before December 31, 2004 so are not subject to Section 409A and are not eligible for this offer. On the option’s date of grant, the fair market value of drugstore.com common stock was $2.41 per share. As of the offer expiration date, you had not exercised any portion of the option. Assume that the fair market value of drugstore.com common stock is $1.90 per share on the expiration date. If you accept this offer with respect to such option, the following will occur:

1.	The option to purchase 500 shares will be amended to increase the exercise price to $2.41 per share and then to decrease it back to $1.93.

2.	You will not be eligible for any cash payment.

Eligible Option Example 3:

You were granted an option on February 8, 2002, to purchase 1,000 shares of drugstore.com common stock with an exercise price per share equal to $1.93 per share, vesting equally over a 4 year annual vesting schedule. Of the number of shares subject to your option, 500 shares vested on or before December 31, 2004 so are not subject to Section 409A and are not eligible for this offer. On the option’s date of grant, the fair market value of drugstore.com common stock was $2.41 per share. As of the offer expiration date, you had not exercised any portion of the option. Assume that the fair market value of drugstore.com common stock is $2.00 per share on the expiration date. If you accept this offer with respect to such option, the following will occur:

1.	The option to purchase 500 shares will be amended to increase the exercise price to $2.41 per share and then to decrease it back to $2.00.

2.	A cash payment of $35.00 ($2.00 minus $1.93 multiplied by 500 (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, will be payable on the Company’s first payroll date in 2009.

Q3.	Why is drugstore.com making this offer?

A3.	It has been determined that certain options granted under the 1998 Plan were issued with an exercise price less than the fair market value of the underlying drugstore.com common stock on the date of grant. Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 likely will subject the eligible employees to unfavorable tax consequences. If the eligible options are amended, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, should be eliminated. (See Section 3)

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. The currently outstanding options were issued to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to individuals who perform services for drugstore.com and to promote the success of our business.

Q4.	Who is eligible to participate in this offer?

A4.	You may participate in this offer if:

•	you are an employee of drugstore.com as of the last date on which this offer remains open for acceptance;

•	you are subject to taxation in the United States; and

•	you hold eligible options.

Q5.	Which options are eligible for amendment in this offer?

A5.	An option to purchase the Company’s common stock is an eligible option under this offer only if each of the following conditions is met:

•	the option was granted under the 1998 Plan;

•

the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s date of grant (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

Q6.	How do I participate in this offer?

A6.	If you are an eligible employee, you will receive on the commencement of the offer an email announcing the offer with a link to the relevant offer documents and forms or a letter announcing the offer with the relevant offer documents and forms enclosed. You will receive an Election/Withdrawal Form that will include an addendum that will list the following personalized information with respect to each eligible option you hold:

•	the grant date for that option;

•	the original exercise price per share for that option;

•	the number of shares of the Company’s common stock purchasable under that option;

•	the number of shares that are subject to Section 409A and eligible for amendment under that option;

•	the fair market value per share of the Company’s common stock on the grant date; and

•

the maximum potential cash payment, if any, you could receive with respect to each option. Your cash payment per share will never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we will assume that the new exercise price of the amended option is the same as the fair market value on the eligible option’s grant date. Your actual cash payment, if any, will be determined on the expiration of the offer.

You must complete your Election/Withdrawal Form in its entirety and submit it to the Company via email to tenderoffer@drugstore.com or by fax to Stock Plan Administrator at (425) 372-3808 by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008. Following receipt of your Election/Withdrawal Form, the Company will send you via email or fax confirmation of receipt. Please print and keep a copy of the confirmation of receipt for your records. You will then have completed the election process. To obtain a paper Election/Withdrawal Form, please either print an Election/Withdrawal Form from http://investor.drugstore.com (select “options tender offer” in the “investor relations” column) , email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808. Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain another copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808.

This is an all or nothing offer, which means that if you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Election/Withdrawal Form, including any options which are legally, but not beneficially, owned by you. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. To help you determine your outstanding eligible options and to give you the tools to make an informed decision, your Election/Withdrawal Form will list your eligible option grants, the new exercise price that will apply and the maximum cash payment you could receive for the eligible options. Your cash payment per share will never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we will assume that the closing selling price per share of the Company’s common stock on the expiration date is greater than the fair market value per share of the Company’s common stock on the date of grant, and your new exercise price is increased to the fair market value of the Company’s common stock on the date of grant. Your actual cash payment, if any, will be determined on the expiration of the offer. If you hold an option that is not listed on the Election/Withdrawal Form, the option is not an eligible option. In addition, on the expiration date, after the close of the trading day, we will post the closing selling price of our common stock for that day and also deliver to you (by email or other method) a notification of that closing selling price. Based on this, you will be able to determine your actual new exercise price and your actual cash payment, if any, if you participate in the offer.

This is a one time offer, and we will strictly enforce the election period. We reserve the right to reject any election to accept this offer that we determine is not in good order or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all eligible options with respect to which a proper election has been made. (See Section 4)

Your election to participate becomes irrevocable at 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless the offer is extended past that time, in which case your election will become irrevocable on the new expiration date. The only exception is that if we have not accepted your options by 11:59:59 p.m. (midnight), Eastern Time, on January 9, 2009, you may withdraw your election at any time thereafter but before we accept your election.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the U.S. business day following the previously scheduled expiration date.

If you participate in this offer, you must submit the Election/Withdrawal Form by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, via email to tenderoffer@drugstore.com or via fax to:

Stock Plan Administrator

drugstore.com, inc.

Fax:    (425) 372-3808

Only responses that are complete, signed, and actually received by the Company by the deadline will be accepted. The delivery of Election/Withdrawal Forms is at your risk. drugstore.com intends to confirm the receipt of your Election/Withdrawal Form by email within two U.S. business days. If you have not received an email or fax confirmation that drugstore.com has received your response, we recommend that you confirm that we have received your Election/Withdrawal Form. If you need to confirm receipt after two U.S. business days have elapsed, you may send your request via email to tenderoffer@drugstore.com or via fax to (425) 372-3808. Responses may be submitted only via email or fax. Responses submitted by any other means, including hand delivery, U.S. mail and Federal Express (or similar delivery service) are not permitted.

Q7.	If I decide to participate in the offer, what will happen to my current eligible options?

A7.	If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date (but following the expiration of the offer). The expiration date will be 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless the offer period is extended. In addition, with respect to any eligible options amended pursuant to this offer other than eligible options held by the Company’s executive officers, you may, under certain circumstances become entitled to receive the cash payment described below, less applicable tax withholding.

The amended option will continue to be subject to the terms and conditions of the 1998 Plan, and to an amended option agreement between you and the Company. (See Section 6)

Q8.	When will I receive my amended options and cash payments?

A8.	Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date (following the expiration of the offer). The amendment date will be the same date on which this offer expires. We expect the amendment date will be December 12, 2008. If the expiration date of the offer is delayed, the amendment date similarly will be delayed. (See Section 6)

The cash payment owed to you, if any, will be paid to you, less any applicable tax withholding, on the Company’s first payroll date in 2009. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6)

Promptly following the expiration of the offer, we will provide you a “Promise to Make Cash Payment and Option Amendment” evidencing the new exercise price of each amended option and your right to receive any cash payments to which you are entitled under the offer.

Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?

A9.	The tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your eligible options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments in the same calendar year in which the eligible options are amended. Therefore, the earliest we can make these cash payments to eligible employees who participate in the offer is in 2009.

Q10.	Am I required to participate in this offer?

A10.	No. Participation in this offer is completely voluntary.

If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please also see Question and Answers 15 and 16 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you do participate in this offer, you must accept this offer with respect to the entire eligible portion of all of your eligible options listed on your Election/Withdrawal Form. (See Section 2)

Q11.	Once my eligible options are accepted for amendment, is there anything I must do to receive the amended options or any cash payments?

A11.	No. Once the offer has expired and your election with respect to eligible options has been accepted, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the same day that the offer expires (but following the expiration of the offer). (See Section 2)

You also do not need to do anything in order to receive your cash payments, if any, for your eligible options. We will make any cash payment for these options on the Company’s first payroll date in 2009. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Q12.	When will my amended options vest?

A12.	All eligible options are fully vested as of the date of this offer. If your eligible options are amended, they will remain fully vested. (See Section 9)

Q13.	Will the terms and conditions of my amended options be the same as my original options?

A13.	Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your original eligible options. (See Sections 2 and 9)

Q14.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?

A14.	If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options that you exercise no longer will be eligible to be amended in this offer and you will not receive a cash payment with respect to such options. Your options instead will terminate on exercise in accordance with their terms and you will be subject to adverse tax consequences as described in Question and Answer 16. (See Question and Answer 7)

Q15.	What happens to my eligible options if I do not turn in my Election/Withdrawal Form by the deadline, choose not to participate, or my eligible options are not accepted?

A15.	If we do not receive your Election/Withdrawal Form by the deadline, you choose not to participate, or your eligible options are not accepted by us under this offer, your eligible options will:

•	remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment or other service;

•	retain their original exercise price;

•	retain their share amount available for purchase;

•	retain their current terms for exercise; and

•	retain their current vesting schedule.

As described in Question and Answer 3, you may be required to recognize ordinary income before the options are exercised and also may be subject to an additional 20% tax and interest penalty plus continued taxation, penalty taxes and interest charges in subsequent years (until the eligible option is exercised or expires) on any increase in the value of the underlying stock. Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (that is, a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal, and/or tax advisors regarding any state tax consequences. (See Section 14)

Q16.	Are there any positive or negative tax consequences to my participation in the offer?

A16.	Yes. As a result of participation in this offer, you likely will avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A provides that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) are considered deferred compensation and must comply with the operating rules of Section 409A. In order to comply with those operating rules, the stock options must have fixed exercise dates to avoid early income recognition and an additional 20% federal tax and possible interest charges.

None of the eligible options have fixed exercise dates and therefore this non-compliance with the operating rules of Section 409A likely would subject the eligible employees to income recognition before the options are exercised and likely would subject the eligible employees to the additional 20% federal tax (plus additional penalties in certain states, such as California). We believe that the final tax regulations under Section 409A provide that in the tax year in which a discount option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% federal penalty tax (plus potential additional state penalties) on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the discount option is exercised or expires), eligible employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, certain states have laws similar to Section 409A. Consequently, eligible employees may incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).

drugstore.com cannot guarantee any particular tax results related to your eligible options. Furthermore, there is uncertainty because the Section 409A tax regulations may change. However, drugstore.com will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. This offer involves complex tax considerations. We therefore urge you to consult a financial, legal, and/or tax advisor before you make any decisions about participating in this offer.

Eligible Option Example:

You hold options to purchase 3,000 shares of drugstore.com common stock with an original exercise price per share of $1.93 that was granted at a time when the fair market value of a share of drugstore.com common stock on the option’s date of grant was $2.41. On December 31, 2008, a total of 250 of the shares subject to the option vest, and on such date, the per share fair market value of drugstore.com’s common stock is $3.00. In the year of vesting, you may have taxable income equal to $120.00 (the difference between the $2.41 fair market value and $1.93 exercise price, multiplied by the 250 shares that vest) and owe an additional $24.00 due to the federal 20% tax (20% of $120.00) and potentially additional state taxes (for example, if you are a California taxpayer, you would have an additional 20% tax of $24.00). Additionally, you may owe an interest penalty and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Please also see Question and Answer 15 for a description of the potential consequences to you if you decide not to participate in the offer.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer. On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments with respect to eligible options. In addition, you may have taxable income when you exercise your amended options and/or when you sell your shares acquired pursuant to such options. (See Section 14)

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS did not provide comprehensive guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional penalty taxes. We recommend that you consult with a financial, legal, and/or tax advisor regarding any tax consequences, including any state tax consequences.

Q17.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A17.	Yes, if the closing selling price of our common stock on the expiration date is equal to or less than the original exercise price of your eligible option, your new exercise price will be the same as your original exercise price. As a result, you would not be eligible for any cash payment. Otherwise, you will receive the cash payment unless applicable law prohibits us from amending your option and making the cash payment. For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq Global Market rules. We do not anticipate any such prohibitions at this time. (See Section 13)

The Company’s executive officers are not eligible to receive any cash payment under this offer, even if they elect to have their eligible options amended under the offer. If you are an executive officer (as listed in Schedule A to the Offer to Amend), you will not receive any cash payment under the offer.

Q18.	How will drugstore.com confirm to me that my Election/Withdrawal Form has been received?

A18.	drugstore.com intends to confirm the receipt of your Election/Withdrawal Form by email or fax within two U.S. business days. If you have not received an email or fax confirmation within two U.S. business days, we recommend that you confirm that we have received your Election/Withdrawal Form by emailing us at tenderoffer@drugstore.com or sending a fax to Stock Plan Administrator at (425) 372-3808.

Q19.	Can I accept this offer with respect to shares of drugstore.com common stock that I previously acquired on exercise of options?

A19.	No. This offer relates only to eligible options. You may not accept this offer with respect to any other shares of drugstore.com common stock or other options to purchase drugstore.com common stock. (See Section 2)

Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A20.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q21.	Is this a repricing of options?

A21.	Yes. Amendment of your eligible options is considered a repricing of options. As a result, drugstore.com may record additional incremental stock-based compensation representing the excess, if any, of the fair value of the repriced options plus any cash payment over the fair value of such options just prior to the repricing. (See Section 12)

Q22.	How does drugstore.com determine whether I properly have accepted this offer?

A22.	We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any Election/Withdrawal Form or any eligible options under this offer that we determine are not in good order or that we determine are unlawful to accept. We will accept for amendment all eligible options for which a proper election has been made and that are not validly withdrawn by you, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been made properly until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any Election/Withdrawal Form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q23.	When will my amended options expire?

A23.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier on your termination of employment or other service with drugstore.com or as required by the 1998 Plan. (See Section 9)

Q24.	Will I receive any paperwork indicating that my options have been amended and indicating the amount of any cash payment to which I am entitled?

A24.	Yes. Our acceptance of your properly tendered election to participate constitutes a binding agreement between drugstore.com and you on the terms and subject to the conditions of this offer. To evidence this agreement, promptly following the expiration of the offer, we will provide you a “Promise to Make Cash Payment and Option Amendment” that indicates the new exercise price of each amended option and your right to receive any cash payments to which you are entitled under the offer. (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. However, the implementation of this offer is not conditioned on acceptance by option holders holding a specified minimum number of eligible options. (See Section 7)

Q26.	If you extend the offer, or the offer is changed, how will you notify me?

A26.	If we extend this offer or make a change, we will issue a press release, email, or other form of communication disclosing the extension or change no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q27.	Can I change my mind and withdraw from this offer?

A27.	Yes. You may change your mind after you have submitted an Election/Withdrawal Form and withdraw from the offer at any time before the expiration of the offer. If we extend the expiration date, you may withdraw your election with respect to all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal Form we receive by the expiration date. However, if we have not accepted your election by 11:59:59 p.m. (midnight), Eastern Time, on January 9, 2009, you may withdraw your tendered options at any time thereafter but before we accept your election. (See Section 5)

Q28.	How do I withdraw my election?

A28.	To withdraw your election with respect to all of your eligible options, you must do so in accordance with the provisions below:

(i) You may withdraw your election to amend at any time at or before 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless the offer is extended (in which case, you may withdraw your election at any time before the extended offer expires). In addition, unless we accept and amend your eligible options by 11:59:59 p.m. (midnight), Eastern Time, on January 9, 2009 (the 40th business day after the November 12, 2008 commencement date of the offer), you may withdraw your election to amend at any time thereafter and before we accept your election.

(ii) To validly withdraw your election to amend eligible options, you must submit an Election/Withdrawal Form to indicate that you no longer wish to amend your eligible options either via email to tenderoffer@drugstore.com or via fax to Stock Plan Administrator at (425) 372-3808 by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008. To obtain a paper Election/Withdrawal Form, please either print an Election/Withdrawal Form from http://investor.drugstore.com, email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808. Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain another copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808. You may submit your Election/Withdrawal Form to withdraw your eligible options only while you still have the right to withdraw your election to amend in accordance with subparagraph (i) above. (See Section 5)

Q29.	What if I withdraw my election and then decide again that I want to participate in this offer?

A29.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed Election/Withdrawal Form by the expiration date. If you choose to make an election with respect to any eligible option, you must do so with respect to all of your eligible options. The new Election/Withdrawal Form must be signed and dated after the date of your last-submitted form. (See Section 5)

Q30.	Can I change my mind about which eligible options I want to accept with respect to this offer?

A30.	No. If you wish to participate in the offer, you are required to accept this offer with respect to all of your eligible options. Any attempt to accept this offer with respect to only a portion of your eligible options will be null and void. However, if you have accepted this offer with respect to all of your eligible options, you may change your mind and withdraw your election as described in Question and Answer 28.

Your election with respect to the offer becomes irrevocable at 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless the offer is extended past that time, in which case your election will become irrevocable on the new expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. The only exception is that if we have not accepted your options by 11:59:59 p.m. (midnight), Eastern Time, on January 9, 2009, you may withdraw your election at any time thereafter but before we accept your election. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal Form we receive by the expiration date. Please be sure that any new Election/Withdrawal Form you submit via email or fax is clearly dated after your last-submitted form.

Q31.	How should I decide whether or not to accept this offer with respect to my eligible options?

A31.

We understand that the decision whether or not to accept this offer with respect to your eligible options is a complex decision due to several considerations. The program does carry risk (see “Risks of Participating in the Offer” on page 16 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14), than what we are offering as consideration in the offer. For example, it is possible that the Section 409A rules could be changed in a manner more favorable to you. The decision to participate in the offer must be your own. We recommend that you consult with your financial, legal, and/or tax advisors to determine if participation in this offer is right for you. If you have general questions concerning the offer, you should contact:

Stock Plan Administrator

drugstore.com, inc.

Phone:    (425) 372-3200

Email: tenderoffer@drugstore.com

Q32.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A32.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option. This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you. As you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Q33.	Will my amended options remain nonstatutory stock options for United States tax purposes?

A33.	Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with your financial, legal, and/or tax advisors. (See Sections 9 and 14)

Q34.	Does Section 409A affect my Employee Stock Purchase Plan (ESPP) shares?

A34.	No, your ESPP shares are not affected by Section 409A or this offer.

Q35.	Whom can I contact if I need to confirm drugstore.com’s receipt of my Election/Withdrawal Form, I have questions about the offer or if I need additional copies of the offer documents?

A35.	drugstore.com intends to confirm the receipt of your Election/Withdrawal Form by email or fax within two U.S. business days. If you have not received an email or fax confirmation that drugstore.com has received your Election/Withdrawal Form, we recommend that you confirm that we have received your Election/ Withdrawal Form. If you need to confirm receipt after two U.S. business days have elapsed or if you would like additional copies of the offer documents or the Election/Withdrawal Form or if you have general questions concerning the offer, you should contact:

Stock Plan Administrator

drugstore.com, inc.

Phone:    (425) 372-3200

Fax:        (425) 372-3808

Email: tenderoffer@drugstore.com

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. You should carefully consider these risks and you are encouraged to speak with a financial, legal, and/or tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in depth discussion of the risks that may apply to you before deciding to participate in the offer.

All statements in this Offer to Amend, other than statements of historical fact, are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including those set forth here and elsewhere in this Offer to Amend. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results. The forward-looking statements in this Offer to Amend speak only as of the date they are made. The safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the offer.

The following discussion should be read in conjunction with the summary financial information attached as Schedule B of this Offer to Amend, as well as our most recent Forms 10-K, 10-Q and 8-K’s.

Economic Risks

If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.

This offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted. However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might realize if you do not agree to the amendment of your eligible options (even after taking the adverse tax consequences into account). Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Tax Related Risks

The federal tax authorities could change Section 409A tax consequences.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but these regulations do not provide final guidance with respect to the tax consequences of discount options. It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance. Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may be more beneficial to you not to participate in the offer and to retain your eligible options.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your amended options. In that event, drugstore.com cannot provide any assurance that an offer similar to this one will be made.

You may have a taxable event even if your amended options are not exercised.

Any cash payments received for eligible options will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.

U.S. state tax-related risks.

If you are subject to tax in the U.S., you should be aware that certain states have laws similar to Section 409A. Consequently you may be subject to additional taxes and penalties under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax plus interest charges with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). You should be certain to consult a tax advisor to discuss these consequences.

Tax-related risks for tax residents of multiple or other countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. If you are subject to the tax laws in a country other than the United States, please consult a tax advisor to discuss those consequences.

Risks Associated with Our Industry, Our Business and Market Conditions

We have a history of generating significant losses, and may not be able to sustain profitability.

We have incurred net losses of $770.4 million through September 28, 2008. To date, we have not become profitable, and we may never achieve profitability on a full-year or consistent basis. We expect to continue to incur net losses from operations in the fourth quarter of 2008, and possibly longer. As a result, our stock price may decline and stockholders may lose all or a part of their investment in our common stock.

We may experience significant fluctuations in our operating results and rate of growth.

Our evolving business model and the unpredictability of our industry make it difficult for us to forecast accurately the level or source of our revenues and our rate of growth. We believe that, because of these factors, historical trends and quarter-to-quarter comparisons of our operating results are not necessarily meaningful and should not be relied on as an indicator of our future performance. In the past, our operating results have sometimes been, and it is likely that in some future quarter or quarters they will be, below the expectations of investors and securities analysts. In that event, the price of our common stock may fall substantially, and stockholders may lose all or a part of their investment.

Our revenue growth and profitability depends on the continued growth of demand for the products we offer.

Demand for many of our products, and, therefore, our business, is affected by changes in consumer preferences, general economic and business conditions, and world events. For example, macro-economic trends in the United States and abroad, threatened or actual terrorist attacks or armed hostilities (or the resulting security concerns), or natural disasters could create economic and consumer uncertainty and delays in and increased costs of product shipments to and from us, which may decrease demand. A softening of demand, for whatever reason, may result in decreased revenue or growth, which could prevent us from achieving or sustaining profitability. Revenue growth or profitability may not be sustainable and our company-wide and by-segment percentage growth rates may decrease in the future.

Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including:

•	our ability to retain and increase sales to existing customers, attract new customers, and satisfy our customers’ demands;

•	the frequency and size of customer orders and the quantity and mix of products our customers purchase;

•	changes in consumer acceptance and usage of the Internet, online services, and e-commerce;

•	the price we charge for our products and for shipping those products, or changes in our pricing policies or the pricing policies of our competitors;

•	the extent to which we offer free shipping or other promotional discounts to our customers;

•	our ability to acquire merchandise, manage inventory, and fulfill orders;

•	technical difficulties, system downtime, or interruptions;

•	timing and costs of upgrades and developments in our systems and infrastructure;

•	timing and costs of marketing and other investments;

•	disruptions in service by shipping carriers;

•	the introduction by our competitors of websites, products, or services;

•	the extent of reimbursements available from third-party payors;

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an increase in the price of fuel used in the transportation of packages, or an increase in the prices of other energy products, primarily natural gas and electricity, which are used in our operating facilities;

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changes in the mix of products purchased by our customers. For example, if customers purchase a higher proportion of generic prescription drugs, which have lower prices and higher margins than branded drugs, our net sales may decrease while our product margins increase. Moreover, if our OTC net sales do not grow as much as we anticipate or the proportion of OTC net sales compared to net sales in other segments is lower than we anticipate, our margins will be lower than we currently plan;

•	the effects of strategic alliances, potential acquisitions, and other business combinations, and our ability to successfully and timely integrate them into our business; and

•	changes in government regulation.

In addition, our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. As a result, a delay in generating or recognizing revenue for any reason could result in substantial additional operating losses.

A portion of our revenues is also seasonal in nature. Traditional retail seasonality affects our OTC business, resulting in higher revenues in the fourth quarter of each year as compared to other quarters. We may be unable to manage the increased sales effectively, and increases in inventory in anticipation of holiday sales could negatively affect our cash flow. In addition, sales of some health and beauty products are driven, to some extent, by seasonal purchasing patterns and seasonal product changes, such as diet products, cold and flu medications, and products with holiday-specific varieties. Consumer fads and other changes in consumer trends may also cause shifts in purchasing patterns, resulting in significant fluctuations in our operating results from one quarter to the next.

We face significant competition from both traditional and online retailers.

The market segments in which we compete are rapidly evolving and intensely competitive, and we have many competitors in different industries, including both the retail and e-commerce services industries. These competitors include chain drugstores, mass-market retailers, warehouse clubs, supermarkets, specialty retailers, major department stores, PBMs, insurers and health care providers, mail-order pharmacies (legitimate and illegitimate), national optical chains, eye care professionals, Internet portals and online service providers that feature shopping services, and various online stores that offer products within one or more of our product categories. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing, and other resources than we have. They may be able to secure merchandise from vendors on more favorable terms, operate with a lower cost structure, adopt more aggressive pricing policies, or devote more resources to technology development and marketing than we do. In addition, other companies in the retail and e-commerce service industries may enter into business combinations or alliances that would strengthen their competitive positions and prevent them, their affiliated companies, or their strategic partners from entering into relationships with us. An inability to enter into or maintain relationships with major PBMs, insurance companies, or managed care organizations could be a major competitive disadvantage to us.

As various Internet market segments obtain large, loyal customer bases, participants in those segments may expand into the market segments in which we operate. In addition, new and expanded Web technologies may further intensify the competitive nature of online retail and allow our competitors to duplicate many of the products, services, and content offered on our site. We believe that the Internet facilitates entry into the retail market and comparison shopping and renders it inherently more competitive than conventional retailing formats. We expect competition in the e-commerce channel to intensify, and this increased competition may reduce our ability to grow and, as a result, reduce our revenue, increase our operating expenses, or both, and harm our business.

In addition, we face competition from online pharmacies outside the United States. Although it is currently illegal to re-import prescription drugs into the United States from any foreign country, a growing number of U.S. consumers seek to fill their prescriptions through Canadian and other foreign online pharmacies, and a number of state and local governments have set up websites directing their constituents to Canadian pharmacies. The U.S. Food and Drug Administration, or FDA, has taken only limited action to date, and may not take aggressive action in the future, against those who illegally re-import prescription drugs or support or facilitate illegal re-importation. In the U.S. Congress, legislation allowing for re-importation of prescription drugs by individuals for personal use has repeatedly been introduced. If such legislation were to be enacted, or if consumers increasingly use foreign-based online prescription drug websites instead of U.S.-based online pharmacies, such as ours, to fill their prescription needs, our business and operating results could be harmed.

We may be unable to increase the migration of consumers of health, beauty, vision, and pharmacy products from brick-and-mortar stores to our online solution, which would harm our revenues and prevent us from becoming profitable.

If we do not continue to attract and retain higher volumes of online customers to our Internet stores at a reasonable cost, we will not be able to increase our revenues or achieve consistent profitability. Our success depends on our ability to continue to convert a large number of customers from traditional shopping methods to online shopping for health, beauty, wellness, vision, and pharmacy products. Specific factors that could prevent widespread customer acceptance of our online solution include:

•	shipping charges, which do not apply to purchases made at a brick-and-mortar store;

•	delivery time associated with Internet orders, as compared to the immediate receipt of products at a brick-and-mortar store;

•	delays in deliveries to customers, particularly our West Coast customers;

•	lack of consumer awareness of our websites;

•	additional steps and delays in verifying prescriptions and ensuring insurance coverage for prescription products;

•	non-participation in the networks of some insurance carriers and PBMs;

•	regulatory restrictions or reform at the state and federal levels that could affect our ability to serve our customers;

•	the general acceptance or legalization of prescription drug re-importation;

•	customer concerns about the security of online transactions, identity theft, or the privacy of their personal information;

•	product damage from shipping or shipments of wrong or expired products from us or other vendors, resulting in a failure to establish, or loss of, customers’ trust in buying drugstore items online;

•	inability to serve the acute care needs of customers, including emergency prescription drugs and other urgently needed products;

•	delays in responses to customer inquiries;

•	difficulties or delays in returning or exchanging orders; and

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activity that diminishes a user’s online experience or subjects online shoppers to security risks, such as viruses, spam, spyware, phishing (spoofing emails directed at Internet users), “denial of service” attacks directed at Internet service providers and online businesses, and breaches of data security.

If our marketing efforts are not effective at attracting and retaining customers at an acceptable cost, we will be unable to achieve consistent profitability.

If we do not maintain our brand and continue to increase awareness of our products and services, we may not build a critical mass of customers. Promoting and positioning our brand depends largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. We believe that, because we are a small company with low public brand awareness, achieving significant market awareness will require significant marketing expense. To promote our brand and our products and services, we have incurred and expect to continue to incur substantial expense in our marketing efforts both to attract and to retain customers. Our promotional activities may not be effective at building our brand awareness and customer base to the extent necessary to generate sufficient revenue to become consistently profitable. For example, we spent over $5 million during 2005 on a new brand campaign, and we determined that the brand campaign did not produce results quickly enough to serve our near-term profitability goals. Search engine and other online marketing initiatives comprise a substantial part of our marketing efforts, and our success depends in part on our ability to manage costs associated with these initiatives, or to find other channels to acquire and retain customers cost-effectively. The demand for and cost of online advertising has been increasing and may continue to increase. An inability to acquire and retain customers at a reasonable cost would increase our operating costs and prevent us from maintaining profitability.

Our network and communications systems are vulnerable to system interruption and damage, which could harm our operations and reputation.

Our ability to receive and fulfill orders promptly and accurately is critical to our success and largely depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. We experience periodic system interruptions that impair the performance of our transaction systems or make our websites inaccessible to our customers. These systems interruptions may prevent us from efficiently accepting and fulfilling orders, sending out promotional emails and other customer communications in a timely manner, introducing new products and features on our website, promptly responding to customers, or providing services to third parties. Frequent or persistent interruptions in our services could cause current or potential customers to believe that our systems are unreliable, which could cause them to avoid our websites, drive them to our competitors, and harm our reputation. To minimize future system interruptions, we need to continue to add software and hardware and to improve our systems and network infrastructure to accommodate increases in website traffic and sales volume, to replace aging hardware and software, and to make up for several years of underinvestment in technology. We may be unable to promptly and effectively upgrade and expand our systems and integrate additional functionality into our existing systems. Any unscheduled interruption in our services, especially during the holiday shopping season, could result in fewer orders, additional operating expenses, or reduced customer satisfaction, any of which would harm our revenues and operating results and could delay or prevent our becoming consistently profitable. In addition, the timing and cost of upgrades to our systems and infrastructure may substantially affect our ability to maintain profitability.

Our systems and operations, and those of our suppliers and Internet service providers, are vulnerable to damage or interruption from fire, flood, earthquakes, power loss, server failure, telecommunications and Internet service failure, acts of war or terrorism, computer viruses and denial-of-service attacks, physical or electronic break-ins, sabotage, and similar events. Any of these events could lead to system interruptions, service delays, and loss of critical data for us, our suppliers, or our Internet service providers, and could prevent us from accepting and fulfilling customer orders. For example, our Internet service provider recently experienced network outages that caused our website to be unavailable for several hours. Any significant interruption in the availability or functionality of our websites or our customer processing, distribution, or communications systems, for any reason, could seriously harm our business, financial condition, and operating results. While we do have backup systems for some aspects of our operations, we do not have fully redundant backup systems or a formal disaster recovery plan. Our business interruption insurance may be inadequate to compensate for all losses that may occur.

All of our fulfillment operations and inventory are located in our distribution facilities, and any significant disruption of these centers’ operations would hurt our ability to make timely delivery of our products.

We conduct all of our fulfillment operations from our distribution facility in Swedesboro, New Jersey and Ferndale, Washington. Our primary distribution center in New Jersey and our inventory storage facility in Logan Township, New Jersey house our entire product inventory except for our vision products, which are housed at our Washington facility. A natural disaster or other catastrophic event, such as an earthquake, fire, flood, severe storm, break-in, server or systems failure, terrorist attack, or other comparable event at either of these facilities, and in particular our New Jersey facilities, would cause interruptions or delays in our business and loss of inventory and could render us unable to process or fulfill customer orders in a timely manner, or at all. Further, we have no formal disaster recovery plan, and our business interruption insurance may not adequately compensate us for losses that may occur. In the event that a significant part of either of these facilities, and in particular our New Jersey facilities, were destroyed or our operations were interrupted for any extended period of time, our business, financial condition, and operating results would be harmed.

If we are unable to optimize management of our distribution centers, we may be unable to meet customer demand.

Our ability to meet customer demand may be significantly limited if we do not successfully operate our distribution centers. Because it is difficult to predict sales volume, we may be unable to manage our facilities in an optimal way, which may result in excess or insufficient inventory, warehousing, fulfillment, or distribution capacity. In addition, failure to control product damage and shrinkage effectively through security measures and inventory management practices could adversely affect our operating margins. Our margins and revenues may also be affected if we are unable to obtain products from manufacturers and wholesalers timely and on favorable terms. In addition, if we need to increase our distribution capacity sooner than anticipated, that expansion would require additional financing that may not be available to us on favorable terms when required, or at all.

Under our distribution agreement with GNC, we maintain an inventory of GNC’s products in our primary distribution center, thereby increasing the complexity of tracking inventory in, and the operation of, our distribution center. Our failure to properly handle GNC’s inventory that we hold would result in unexpected costs and other harm to our business and reputation.

We need to manage changing and expanding operations.

Over the past several years, we have significantly expanded our operations and anticipate that we will continue to expand. Our past growth has placed, and we expect that our anticipated future operations and expansion will continue to place, a significant strain on our managerial, operational, financial, and other resources. Some of the administrative and operational challenges we have faced in the past as a result of our expansion and seasonal growth include the management of an expanded number of product offerings; the assimilation of systems and technologies of acquired companies; increased pressure on our senior management; and increased demand on our systems and internal controls. Our ability to manage our operations and expansion effectively depends on the continued development and implementation of plans, systems, and controls that meet our operational, financial, and management needs. If we are unable to develop or implement these plans, systems, or controls or otherwise manage our operations and growth effectively, we will be unable to increase gross margins or achieve consistent profitability, and our business will be harmed.

The seasonality of our business places increased strain on our operations.

We expect the largest amount of our net sales to occur during our fourth quarter. If we do not stock or restock popular products in sufficient amounts such that we fail to meet customer demand, it could significantly affect our revenue and our future revenue. If we overstock products, we may be required to take significant inventory markdowns or write-offs, which could reduce our gross margins. We may experience an increase in our shipping cost due to complimentary upgrades, split-shipments, and additional long-zone shipments necessary to ensure timely delivery for the holiday season. If our systems and processes are not prepared to address peak volumes during high demand seasons, holidays, and events, we may experience system interruptions that make our websites unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. In addition, we may be unable to staff our distribution centers adequately during these peak periods, and delivery companies may be unable to meet the seasonal demand.

We are dependent on a limited number of fulfillment and distribution partners. If we are unable to obtain shipments of product from our vendors and deliver merchandise to our customers in a timely and cost-effective manner, our business and results of operations would be harmed.

We are obligated to purchase all of our pharmaceutical products through Rite Aid, unless we are able to obtain better overall terms from another vendor. Our business could be significantly disrupted if Rite Aid were to breach its contract or suffer adverse developments that affect its ability to supply products to us. If for any reason Rite Aid is unable or unwilling to supply products to us in sufficient quantities and in a timely manner, we may not be able to secure alternative fulfillment partners on acceptable terms in a timely manner, or at all.

We cannot control all of the various factors that might affect our timely and cost-effective procurement of products from our vendors and delivery of products to our customers. We also rely on a limited number of third-party carriers for shipments of products to and from our distribution facilities and to customers. We are therefore subject to the risks, including increased fuel costs, security concerns, labor disputes, union organizing activity, and inclement weather, associated with our carriers’ ability to provide product fulfillment and delivery services to meet our distribution and shipping needs. Failure to procure and deliver merchandise, either to us or to our customers, in a timely and accurate manner would harm our reputation, the drugstore.com brand, our business, and our results of operations. In addition, any increase in fulfillment costs and expenses could adversely affect our business and operating results.

We have significant inventory risk.

We must maintain sufficient inventory levels to operate our business successfully and to meet our customers’ expectations that we will have the products they order in stock. However, we must also guard against the risk of accumulating excess inventory. We are exposed to significant inventory risks as a result of rapid changes in product cycles, changes in consumer tastes, uncertainty of success of product launches, seasonality, manufacturer backorders, and other vendor-related problems. In order to be successful, we must accurately predict these trends and events, which we may be unable to do, and avoid over- or under-stocking products. In addition, demand for products can change significantly between the time product inventory is ordered and the time it is available for sale. When we begin selling a new product, it is particularly difficult to forecast product demand accurately. A failure to optimize inventory would increase our expenses if we have too much inventory, and would harm our margins by requiring us to make split shipments for backordered items or pay for expedited delivery from the manufacturer if we had insufficient inventory. In addition, we may be unable to obtain certain products for sale on our websites as a result of general shortages (for example, in the case of some prescription drugs), manufacturer policies (for example, in the case of some contact lenses and prestige beauty items), manufacturer or distributor problems, or popular demand. Failure to have inventory in stock when a customer orders it could cause us to lose that order or that customer. The acquisition of some types of inventory, or inventory from some of our sources, may require significant lead time or prepayment, and this inventory may not be returnable. We carry a broad selection of products and significant inventory levels of a substantial number of products, and we may be unable to sell this inventory in sufficient quantities or during the relevant selling seasons. The occurrence of one or more of these inventory risks may adversely affect our business and operating results.

Our vendor relationships subject us to a number of risks.

We have significant vendors that are important to our sourcing of merchandise. We do not have long-term arrangements with most of our vendors to guarantee availability of merchandise, particular payment terms, or extension of credit limits. If our current vendors were to stop selling merchandise to us on acceptable terms, we may not be able to acquire merchandise from other vendors in a timely and efficient manner and on acceptable terms, or at all.

Any errors in filling or packaging the prescription drugs or contact lenses we dispense may expose us to liability and negative publicity.

Errors relating to prescriptions, dosage, and other aspects of the prescription medication and contact lens dispensing process may result in liability for us that our insurance may not cover. Because we distribute pharmaceutical products and contact lenses directly to the consumer, we are one of the most visible participants in the distribution chain and therefore have increased exposure to liability claims.

Our pharmacists are required by law to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects, and other information deemed significant by the pharmacists. Our pharmacists may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate those effects. This counseling is in part accomplished through emails to our customers and inserts included with the prescription, which may increase the risk of miscommunication because the customer is not personally present to receive the counseling or advice or may not have provided us with all relevant information. Although we also post product information on our website, customers may not read this information. Providing information on pharmaceutical and other products creates the potential for claims to be made against us for negligence, personal injury, wrongful death, product liability, malpractice, invasion of privacy, or other legal theories based on our product or service offerings. Our general liability, product liability, and professional liability insurance may not cover potential claims of this type or may not be adequate to protect us from all liabilities that may be imposed if any such claims were to be successful.

Errors by either us or our competitors may also produce significant adverse publicity either for us or for the online pharmacy or vision industries in general. Because of the significant amount of press coverage on Internet retailing and online pharmacies, we believe that we are subject to a higher level of media scrutiny than other pharmacy product channels. The amount of negative publicity that we or the online pharmacy or vision industries receive as a result of pharmacy or prescription processing errors could be disproportionate in relation to the negative publicity received by other pharmacies or eye care professionals making similar mistakes. We have no control over the pharmacy practices of our competitors, and we cannot ensure that our pharmacists or our prescription processing operate completely without error. We believe customer acceptance of our online shopping experience is based in large part on consumer trust, and errors by us or our competitors and related negative publicity could erode this trust or prevent it from growing. This could result in an immediate reduction in the amount of orders we receive, adversely affect our revenue growth, and harm our business and operating results.

Security breaches could damage our reputation, expose us to liability, or otherwise harm our business.

Our security measures may not prevent security breaches that could harm our business. To succeed, we must provide a secure transmission of confidential information over the Internet and protect the confidential customer and patient information we retain, such as credit card numbers and prescription records. A third party who compromises or breaches the physical and electronic security measures we use to protect transaction data and customer records could misappropriate proprietary information, cause interruptions in our operations, damage our computers or those of our customers, or otherwise harm our business. Any of these could harm our reputation and expose us to a risk of loss or litigation and possible liability. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches, and our insurance may not be adequate to reimburse us for losses caused by security breaches.

Our relationship with Rite Aid involves many risks and restricts our ability to promote, contract with, or operate traditional chain drugstores.

In September 2008, we entered into a series of agreements with Rite Aid that replaced or amended the agreements that were previously in place with Rite Aid. These agreements, which expire in 2010, involve many aspects of our respective businesses and the operation of our respective websites, the fulfillment of orders, and the extension of Rite Aid’s insurance relationships to cover prescriptions processed by us.

Under our amended and restated main agreement with Rite Aid, we transferred to Rite Aid the rights to our local pick-up pharmacy business, which includes prescription refills sold online through the drugstore.com web store or the Rite Aid web store and picked up by customers at Rite Aid stores, in exchange for $9.9 million, payable in ten monthly installments beginning in September 2008. Rite Aid’s obligation to pay these installments is unsecured. Our local pick-up pharmacy segment comprised approximately 24% of our net sales in fiscal 2007 and 24% of our net sales for the nine months ended September 28, 2008, and we do not anticipate replacing those net sales. Going forward, we may earn referral fees from Rite Aid for any local pick-up orders placed by drugstore.com customers. In exchange, we are restricted from promoting any competitive LPU service at least through June 17, 2009 and possibly for as long as the full term of the amended and restated main agreement.

Under an amended and restated pharmacy and private label supply and services agreement, we will continue to use Rite Aid’s systems to process prescription orders in our mail-order pharmacy segment. If we were unable to maintain our relationship with Rite Aid and could not feasibly implement an alternative method for processing prescriptions, through either our own systems or those of a third party, we would be unable to maintain our mail-order pharmacy operations. The loss of our mail-order pharmacy sales would significantly reduce our revenue and harm our business. This agreement also provides us with continued access to Rite Aid’s private label products, which provide us with significant levels of revenue and contribution margin. As part of this agreement, we are restricted from offering for sale or promoting any private label products of chain drugstore competitors of Rite Aid. If we were unable to maintain our relationship with Rite Aid and could not secure an alternative source of private label products, our OTC business could be negatively affected.

Under a webstore and fulfillment agreement, we have agreed to develop a Rite Aid branded online store for Rite Aid and to fulfill orders placed through that store. Rite Aid has committed to promoting the Rite Aid online store in its stores and in its advertising. However, we do not control how that promotion will occur, and any failure by Rite Aid to promote the OTC store effectively will limit the benefit we could derive from our webstore and fulfillment agreement. In addition, the webstore and fulfillment agreement contains restrictions on our ability to provide a similar store to a drugstore chain competitor of Rite Aid or to carry branded products from such competitors.

Based on our multiple relationships with Rite Aid, our flexibility and ability to grow our business could suffer if our relationship with Rite Aid is not successful.

If we fail to maintain or enhance our strategic relationships to help promote our website and expand our product offerings, our development could be hindered.

We believe that our strategic relationships with Rite Aid, Internet portals, third-party distributors, and manufacturers are critical to attract customers, to facilitate broad market acceptance of our products and the drugstore.com brand, and to enhance our sales and marketing capabilities. If we are unable to develop or maintain key relationships, our ability to attract customers would suffer and our business would be adversely affected. In addition, we are subject to many risks beyond our control that influence the success or failure of our strategic partners. Our business could be harmed if any of our strategic partners were to experience financial or operational difficulties or if other corporate developments adversely affect their performance under our agreements.

We may be unable to obtain the additional capital we need in the future to support our growth.

Our available funds may not be sufficient to meet all of our long-term business development requirements, and we may seek to raise additional funds through public or private debt or equity financings. Any additional financing that we may need may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our strategic flexibility or ability to develop and grow our business may be significantly limited.

Expanding the breadth and depth of our product and service offerings is expensive and difficult, and we may receive no benefit from our expansion.

We intend to continue to expand the breadth and depth of our product and service offerings by promoting new or complementary products or sales formats. Expansion of our offerings in this manner could require significant additional expenditures and could strain our management, financial, and operational resources. For example, we may need to incur significant marketing expenses, develop relationships with new fulfillment partners or manufacturers, or comply with new regulations. We may be unable to expand our product and service offerings or sales formats in a cost-effective or timely manner, and any new offerings or formats may not generate satisfactory revenues to offset the costs involved. Furthermore, any new product or service offering or sales format that is not favorably received by consumers could damage the reputation of our brand. A lack of market acceptance of our efforts or our inability to generate sufficient revenues to offset the cost of expanded offerings could harm our business.

We face uncertainty related to pharmaceutical costs and pricing, which could affect our revenues and profitability.

Pharmacy sales accounted for approximately 35% of our total revenue in fiscal year 2007. Sales of our pharmacy products depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, managed care organizations, PBMs, and other organizations. These organizations are increasingly challenging the price and cost-effectiveness of medical products and services. The efforts of third-party payors to contain costs often place downward pressures on profitability from sales of prescription drugs. In addition, our products or services may not be considered cost-effective, and adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize a profit.

In 2006, the Medicare Part D prescription drug benefit under the Medicare Prescription Drug Improvement and Modernization Act of 2003, or DIMA, became effective. As we expected, the Medicare Part D prescription drug benefit has negatively affected, and is likely to continue to have a negative impact on, our business. Medicare Part D prescription drug coverage will likely increase the number of senior citizens with prescription drug coverage and reduce the number of customers who pay for their prescription drugs themselves. Customers who choose to obtain coverage under a Medicare Part D plan will likely purchase fewer drugs, or no longer purchase drugs, from us. Because we are not currently processing claims for Medicare Part D, we will be able to serve Medicare D customers only when those customers elect to purchase outside of their Medicare Part D plan and purchase their prescriptions out-of-pocket, such as when the particular medication is not covered by the customer’s Medicare plans or when the customer’s purchase is not covered because of a deductible, co-payment, or other exclusion. Moreover, the DIMA calls for significant changes to the formulas the Medicare program uses to calculate its payments for prescription drugs, as well as introduction of managed care elements and changes to the administration of the drug benefit program. When fully implemented, these changes could exert downward pressure on prescription drug prices and payments by the government, even as the number of people who use the Medicare benefits to pay for prescription drugs increases. All of these factors could adversely affect our drug prices and dispensing fees, and ultimately could reduce our profit margins.

In addition, our revenues from prescription drug sales may also be affected by health care reform initiatives of federal and state governments, including proposals designed to address other government programs, prescription drug discount card programs, changes in programs providing for reimbursement for the cost of prescription drugs by third-party payors, and regulatory changes related to the approval process for prescription drugs. These initiatives could lead to the enactment of additional federal and state regulations that may adversely affect our prescription drug sales.

If we are unable to obtain insurance reimbursement coverage for our customers, our ability to sell pharmacy products online could decrease, which would harm our revenues.

To obtain reimbursement on behalf of our customers for the prescription products that they purchase on our website, we must maintain relationships with insurance companies, managed health organizations, and PBMs, either directly or through our relationship with Rite Aid. Many of our direct agreements with insurance companies, PBMs, and third-party benefits companies are short-term, may be terminated with less than 30 days’ prior notice, and are subject to unilateral amendment by the other party. If we are unable to establish, maintain, and leverage our direct relationships with insurers, PBMs, and third-party benefit companies, and to the extent Rite Aid is unable to maintain its relationships or if these relationships do not extend to cover the prescriptions we process, our ability to obtain reimbursement coverage for our customers would be reduced. This would reduce the number of customers that fill prescriptions through our website, which would harm our business, financial condition, and results of operations.

In addition, we must process each customer’s insurance application, which raises the costs of processing prescription orders and may delay the customer’s initial prescription order. Customers may not embrace our online insurance coverage procedure.

Our future growth strategy may depend in part on our ability to acquire complementary or strategic businesses. Any such acquisitions could result in dilution, operating difficulties, difficulties in integrating acquired businesses, and other harmful consequences.

We have acquired, and may in the future acquire, complementary or strategic businesses, technologies, services, and products as part of our strategy to increase our net sales and customer base. The process of integrating acquisitions into our business and operations has resulted in, and may in the future result in, unforeseen operating difficulties and expenditures. Integration of an acquisition also requires significant management resources that would otherwise be available for operation, ongoing development, and expansion of our business. To the extent we miscalculate our ability to integrate and properly manage acquired businesses, technologies, services, and products, or we depend on the continued service of acquired personnel who choose to leave, we may have difficulty in achieving our operating and strategic objectives. In addition, we may not realize the anticipated benefits of any acquisition.

We may be unable to identify suitable acquisition opportunities or to negotiate and complete acquisitions on favorable terms, or at all. In addition, any future acquisitions may require substantial capital resources and we may need to obtain additional capital or financing, from time to time, to fund these activities. This could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, or amortization or impairment expenses related to goodwill and other intangible assets, any of which could harm our business, financial condition, and results of operation. Sufficient capital or financing may not be available to us on satisfactory terms, or at all.

Governmental regulation of our business could require significant expenditures, and failure to comply with regulations could result in civil and criminal penalties.

Our business is subject to extensive federal, state and local regulations. For example:

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entities such as drugstore.com engaging in the practice of pharmacy are subject to numerous federal and state regulatory requirements, including those relating to pharmacy licensing and registration, the dispensing of prescription drugs, pharmacy record keeping and reporting, and the confidentiality, security, storage, and release of patient records;

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the sale, advertisement, and promotion of, among other things, prescription, OTC and homeopathic medications, dietary supplements, medical devices, cosmetics, foods, and other consumer products that we sell are subject to regulation by the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, and state regulatory authorities, as the case may be; and

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our vision business is subject to the Fairness to Contact Lens Consumers Act and related regulations of the FTC, which requires all patients to renew their contact lens prescriptions annually and requires third-party contact lens sellers, like Vision Direct, to verify these prescriptions in accordance with specified procedures.

As we expand our product and service offerings and more non-pharmaceutical products become subject to FDA, FTC, and other regulation, more of our products and services will likely be subject to regulation. In addition, regulatory requirements to which our business is subject may expand over time, and some of these requirements may have a disproportionately negative effect on Internet retailers. For example, the federal government and a majority of states now regulate the retail sale of OTC products containing pseudoephedrine that might be used as precursors in the manufacture of illegal drugs. As a result, we are currently unable to sell these products to customers residing in states that require retailers to obtain a physical form of identification or maintain a signature log. Some members of Congress have proposed additional regulation of Internet pharmacies in an effort to combat the illegal sale of prescription drugs over the Internet, and state legislatures could add or amend legislation related to the regulation of nonresident pharmacies. In addition to regulating the claims made for specific types of products, the FDA and the FTC may attempt to regulate the format and content of websites that offer products to consumers. In addition, recently proposed legislation would place severe burdens on verifying contact lens prescriptions, and such burdens might reduce our customer base or dramatically increase our costs. Complying with regulations is time-consuming, burdensome, and expensive and could delay our introduction of new products or services.

As our website is accessible over the Internet in multiple states and other countries, and if and when we expand our marketing strategies to other countries, we may be subject to their laws and regulations or may be required to qualify to do business in those locations. Our failure to qualify in a state or country in which we are required to do so could subject us to taxes and penalties and we could be subject to legal actions and liability in those jurisdictions. The restrictions or penalties imposed by, and costs of complying with, these laws and regulations could harm our business, operating results, and financial condition. Our ability to enforce contracts and other obligations in states and countries in which we are not qualified to do business could be hampered, which could harm our business.

The laws and regulations applicable to our business often require subjective interpretation, and we cannot be certain that our efforts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. Violations of any regulations could result in various civil and criminal penalties, including suspension or revocation of our licenses or registrations, seizure of our inventory, or monetary fines, any of which could harm our business, financial condition, or operating results. Compliance with new laws or regulations could increase our expenses or lead to delays as we adjust our websites and operations.

Increasing concern about privacy, spam, and the use and security of customer information could restrict our marketing efforts and harm our business.

Internet retailers are also subject to increasing regulation and scrutiny relating to privacy, spam, and the use and security of personal user information. These regulations, along with increased governmental or private enforcement (for example, by Internet service providers), may increase the cost of growing our business. Current and proposed regulations and enforcement efforts may restrict our ability to collect and use demographic and personal information from users and send promotional emails, which could be costly or harm our marketing efforts. For example, if one or more Internet service providers were to block our promotional emails to customers, our ability to generate orders and revenue could be harmed. Further, any violation of privacy, anti-spam, or data protection laws or regulations may subject us to fines, penalties, and damages and may otherwise have a material adverse effect on our business, results of operations, and financial condition.

Restrictions imposed by, and costs of complying with, governmental regulation of the Internet and data transmission over the Internet could harm our business.

We are subject to the same federal, state, and local laws generally applicable to businesses, as well as those directly applicable to companies conducting business online, including consumer protection laws, user privacy laws, and regulations prohibiting unfair and deceptive trade practices. In particular, many government agencies and consumers are focused on the privacy and security of medical and pharmaceutical records. Further, the growth of online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on us. Today there are an increasing number of laws specifically directed at the conduct of business on the Internet. Moreover, due to the increasing use of the Internet, many additional laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as freedom of expression, pricing, user privacy, fraud, quality of products and services, taxation, advertising, intellectual property rights, and information security. Applicability of existing laws to the

Internet relating to issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity, and personal privacy could also harm our business. For example, U.S. and international laws regulate our ability to use customer information and to develop, buy, and sell mailing lists. The vast majority of these laws were adopted before the advent of the Internet, and do not contemplate or address the unique issues raised by the Internet. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts, and their applicability and reach are therefore uncertain. The restrictions imposed by, and the costs of complying with, current and possible future laws and regulations related to businesses conducted on the Internet could harm our business, operating results, and financial condition.

We may be unable to protect our intellectual property, and we may be found to infringe proprietary rights of others, which could harm our business, brand, and reputation.

Our success depends in substantial part on our proprietary rights, including our technology, copyrights, trademarks, service marks, trade dress, trade secrets, and similar intellectual property. We rely on a combination of patent, trademark, trade secret, and copyright law, as well as contractual restrictions to protect our proprietary rights. Despite our efforts to protect our proprietary rights, however, unauthorized parties may attempt to copy, obtain, and use technology or information that we regard as proprietary, such as our sales formats, the technology used to operate our website, our website content, and our trademarks. In addition, the laws of many countries do not protect our proprietary rights to the same extent as the laws of the United States.

We own a number of domain names, hold three patents and have filed applications for seven others, and have registered several trademarks and filed applications for a number of other trademarks in the United States and several other countries. We may be unable to secure the trademark registrations or patents for which we have applied, which could negatively affect our business. Our competitors or others may adopt marks or service names similar to ours, which could impede our ability to build brand identity and lead to customer confusion, and owners of other registered trademarks or trademarks that incorporate variations of our marks could bring potential trade name or trademark infringement claims against us. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark, and trade secret protection may not be available in such jurisdictions. Our business could be harmed if we are unable to protect or preserve the value of our trademarks, patents, copyrights, trade secrets, or other proprietary rights for any reason, or if we are subject to any claims or customer confusion related to our intellectual property or any failure or inability to protect our proprietary rights.

Litigation or proceedings before the U.S. Patent and Trademark Office or the World Intellectual Property Organization may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, or to determine the validity and scope of the proprietary rights of others. Any litigation or adverse priority proceeding or other efforts to protect our intellectual property could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Third parties have in the past, and may in the future, also assert claims against us alleging infringement, misappropriation, or other violations of patent, trademark, or other proprietary rights held by them, whether or not their claims have merit. For example, one of our subsidiaries was sued over alleged copyright and trademark violations based on use of “pop-up” advertising, although this action was settled in June 2004 without any material adverse effects to us. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claims, whether they are with or without merit or are determined in our favor, could be time-consuming, result in costly litigation, divert the attention of our management, cause service upgrade delays, and harm our business or operating results. Furthermore, as a result of infringement claims we may be required to enter into costly royalty or licensing agreements, which may not be available on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to obtain suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, our business could be adversely affected.

The third-party licenses on which we rely may not continue to be available to us on commercially reasonable terms. The loss of such licenses could require us to incur greater cost or change our business plans, either of which could harm our business.

If people or property are harmed by the products we sell, product liability claims could damage our business and reputation.

Some of the products we sell may expose us to product liability claims relating to personal injury, death, or property damage caused by these products and may require us to take actions such as product recalls. Any such product liability claim or product recall may result in adverse publicity regarding us and the products we sell, which may harm our reputation. If we are found liable under product liability claims, we could be required to pay substantial monetary damages. Further, even if we successfully defend ourselves against this type of claim, we could be forced to spend a substantial amount of money in litigation expenses, our management could be required to spend valuable time in the defense against these claims, and our reputation could suffer, any of which could harm our business. Some of our vendors do not indemnify us against product liability. Further, our liability insurance may not be adequate to protect us from all liability that may be imposed as a result of these claims, and we cannot be certain that insurance will continue to be available to us on economically reasonable terms, or at all. Any imposition of product liability that is not covered by vendor indemnification or our insurance could harm our business, financial condition, and operating results.

If Internet use and the online drugstore market do not continue to grow, our ability to generate revenue will be harmed.

Consumer use of the Internet as a medium for commerce is still subject to uncertainty. If use of the Internet as a medium for commerce does not continue to grow or grows at a slower rate than we anticipate, our sales would be lower than expected and our business would be harmed. The number of Internet users and amount of Internet traffic continues to rise and the Internet infrastructure may not expand fast enough to meet the increased levels of demand. In addition, the Internet has experienced, and is likely to experience in the future, outages, delays, and other performance problems as a result of damage to portions of its infrastructure, increasing numbers of users, increasing bandwidth requirements, or problems caused by viruses, worms, and similar programs. These outages and delays could reduce the level of Internet usage and traffic, which could slow our rate of growth and harm our revenues.

Further, the online market for drugstore products is still developing. Even if use of the Internet and electronic commerce continues to increase, the rate of growth, if any, of the online drugstore market could be significantly less than the online market for other products. Our rate of revenue growth could therefore be significantly less than other online merchants, which could delay or prevent our becoming profitable and cause our stock price to decline.

If we do not respond to rapid technological changes, our services could become obsolete and our business would be seriously harmed.

As the Internet and online commerce industry evolve, we must license technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our web stores, proprietary technology, and transaction-processing systems to meet customer requirements or emerging industry standards. Failure to successfully and timely do so could adversely affect our ability to build the drugstore.com brand and attract and retain customers.

We are subject to a number of risks related to payments we accept.

We accept payments by a variety of methods, including credit cards, gift certificates, and third-party payors such as Pay Pal, Google Checkout, and Bill Me Later. As we offer new payment options to our customers, we may be subject to additional regulations, compliance requirements, and fraud. For credit card payments and other third-party payors, we pay interchange and other fees, which may increase over time, raising our operating costs and lowering our profit margins. We are also subject to payment card association operating rules and certification requirements, which could change or be reinterpreted to make compliance difficult or impractical. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit card payments from our customers or facilitate other types of online payments, and our business and operating results could be adversely affected.

If we are required to collect sales and use taxes on the products we sell in additional jurisdictions, we may be subject to liability for past sales and our future sales may decrease.

In accordance with current industry practice and our interpretation of applicable law, historically, we have not collected sales and use taxes or other taxes with respect to shipments of goods into states other than Washington. However, the revenue agency of the state of New Jersey, where our primary distribution center is located, has asserted that we owe state sales tax on some of our prior sales to New Jersey residents from January 3, 2000 to December 29, 2001. On February 19, 2008, we were informed of the decision by the Tax Court of New Jersey against us in the case of drugstore.com, inc. vs. Director, Division of Taxation (the “NJ Tax Case”). The NJ Tax Case represented an appeal by us of an assessment made by the New Jersey Division of Taxation (the “Division”) for $221,626 in tax, plus penalties in the amount of $11,081 and interest. The Division alleged that we failed to collect and remit sales taxes to the Division on taxable sales made in New Jersey for the years 2000 and 2001. We did not believe that it was required to collect sales taxes on sales made to customers in New Jersey based on applicable law. In its decision, the Tax Court of New Jersey ruled otherwise. Prior to this ruling we had not collected sales tax in New Jersey. We will appeal the Tax Court’s decision in the NJ Tax Case, and we are considering our other legal options. In the meantime, we have begun collecting and remitting sales tax on taxable New Jersey sales. If we are unsuccessful in our appeal, the State of New Jersey may expand its assessment to include other years for which we did not collect sales tax. The operation of our distribution centers, the operations of any future distribution centers, our drop-shipping agreements with vendors, and other aspects of our evolving business, however, may result in additional sales and use tax collection obligations. In addition, one or more other states may successfully assert that we should collect sales and use or other taxes on the sale of our products in that state. One or more states or the federal government may seek, either through unilateral action or through federal legislation, to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in electronic commerce as we do. Moreover, one or more states could begin to impose sales taxes on sales of prescription products, which are not generally taxed at this time, or impose sales taxes on sales of certain prescription products (such as those used for pets and farm animals). In either event, customers who order prescriptions at our website and pick them up at a Rite Aid store would be required to pay sales tax. In addition, we could be subject to significant fines or other payments for any past failure to comply with tax regulations. Either of these could result in substantial tax liabilities for our past sales, decrease our ability to compete with traditional retailers, and otherwise harm our business, financial condition, and operating results.

Currently, decisions of the U.S. Supreme Court restrict the ability of states to collect state and local sales and use taxes with respect to sales made over the Internet. However, a number of states and the U.S. Congress have been considering various initiatives that could limit or supersede the Supreme Court’s position regarding sales and use taxes on Internet sales, and at least 18 states recently began voluntarily collecting sales taxes on Internet sales. If any of these initiatives addressed the Supreme Court’s constitutional concerns and resulted in a reversal of its current position, we could be required to collect and remit sales and use taxes in states other than Washington and New Jersey. In addition, applicable law does not currently require us to collect sales tax on the sales of prescription medications. If this law were to change, we would be required to collect and remit sales and use taxes for prescription products. The imposition of additional tax obligations on our business by state and local governments could create significant administrative burdens for us, decrease our future sales, and harm our cash flow and operating results.

Certain stockholders own a significant amount of our common stock, which could discourage an acquisition of drugstore.com or make removal of incumbent management more difficult.

Amazon.com beneficially owns approximately 13% of our outstanding stock, and is entitled to designate a director to serve on our board of directors, currently Geoffrey R. Entress. Kleiner Perkins Caufield and Byers, or KPCB, owns approximately 12% of our outstanding stock, and Ziff Asset Management, L.P., or Ziff, owns approximately 10% of our outstanding stock. Because each owns a significant percentage of our capital stock, Amazon.com, KPCB, or Ziff, or more than one of them, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Furthermore, because of these substantial equity stakes in drugstore.com, competitors of Amazon.com, KPCB, or Ziff, or other potential acquirers could decide not to merge with, or acquire, us. In addition, in the case of a potential acquisition of drugstore.com by another party, a substantial equity stake in drugstore.com could prevent the tax-free treatment of an acquisition, making drugstore.com a less attractive acquisition candidate. In addition, if any of our significant stockholders were to sell a substantial quantity of their holdings in a short period of time, our stock price could decline.

Our stock price is likely to continue to fluctuate, which could result in substantial losses for stockholders.

The market price of our common stock has been, and is likely to continue to be, extremely volatile. Our stock price could be subject to wide fluctuations in response to a number of factors, including those described in this annual report, some of which are beyond our control, and these fluctuations could result in substantial losses for stockholders.

In the past, securities class action and derivative litigation has often been brought against a company following periods of volatility in the market price of its securities. We have been named in such lawsuits in the past, including certain putative class action and derivative suits filed against us and certain of our current and former officers and directors in 2004. Although the courts dismissed these lawsuits, we may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources, which could seriously harm our business and operating results and cause the trading price of our stock to decline.

THE OFFER

1.	Eligibility.

You are an “eligible employee” only if you are an employee of drugstore.com as of the last date on which this offer remains open for acceptance, you hold eligible options as described in Section 2 below, and you are subject to United States taxation.

Unless expressly provided by an agreement between you and drugstore.com or by the requirements of applicable law, your employment or other service with drugstore.com will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn by you, before the expiration of the offer.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under the drugstore.com, inc. 1998 Stock Plan;

•

it has been determined that the option has an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date of grant (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•	the option is outstanding as of the last date on which this offer remains open for acceptance.

As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer (regardless of whether we extend the expiration date). For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.

If you choose to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Election/Withdrawal Form, including any options that are legally, but not beneficially, owned by you. In other words, you must accept the offer with respect to all the shares subject to each particular eligible option. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

Employee Election Example:

If you hold: (1) an eligible option to purchase 1,000 shares of drugstore.com common stock, which you have exercised with respect to 700 shares and (2) an eligible option to purchase 500 shares, of which 100 shares were vested as of December 31, 2004, you have the following alternatives with respect to this offer:

•	Accept the offer with respect to: (1) all 300 shares of your first option and (2) the 400 shares of your second option that vested after December 31, 2004; or

•	Do not accept the offer with respect to any of your eligible options.

These are your only choices in this example.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you. Because you are the legal owner of the eligible option, drugstore.com will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Subject to the terms of this offer and on our acceptance of your election to participate in the offer with respect to all of your eligible options, if you accept this offer:

1. Your eligible option will be amended to increase the exercise price per share to (i) the fair market value per share of the Company’s common stock on the date of grant or (ii) if the closing selling price per share of the Company’s common stock on the expiration date is less than the fair market value per share of the Company’s common stock on the date of grant, then to the greater of (x) the closing selling price per share of the Company’s common stock on the expiration date or (y) your original exercise price. If only a portion of your option grant vested after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

You will be provided with an Election/Withdrawal Form that will include an addendum that will list the eligible options and, for each eligible option, the original exercise price of your eligible options, and the fair market value of the Company’s company stock on the grant date. The closing selling price per share of the Company’s common stock on the expiration date, and therefore, your new exercise price, will not be known until the expiration date.

Technically, the amendment of each eligible option will occur in two distinct steps that will be completed in quick succession—first, your eligible option will be amended to have an exercise price equal to the fair market value per share of the Company’s common stock on the date of grant. Then, if the closing selling price per share of the Company’s common stock on the expiration date is lower, your eligible option will immediately be amended to the greater of (i) the closing selling price per share of the Company’s common stock on the expiration date or (ii) your original exercise price. Both of these amendments will be completed on the amendment date, with the result that the exercise price of your amended option will be the new exercise price described above.

2. In addition, for each eligible option amended in this offer (other than eligible options held by the Company’s executive officers), if your new exercise price is greater than your original exercise price, you will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of the amended option minus the original exercise price per share, with this amount multiplied by the number of unexercised shares subject to the amended option. If the new exercise price per share is equal to the original exercise price per share of an eligible option, you will not receive any cash payment for that eligible option.

Cash payments, less any applicable tax withholdings, to eligible employees will be paid on the first payroll date in 2009 (regardless of whether you are an employee of drugstore.com at the time of payment).

As indicated above, eligible employees who are executive officers (listed on Schedule A to the Offer to Amend) may elect to have the exercise price of their eligible options amended under the offer as described above, but will not be eligible to receive any cash payments under the offer.

Your Election/Withdrawal Form will list the number of unexercised shares subject to your eligible option and, to the extent applicable, the maximum cash payment you could be entitled to receive for each eligible option you elect to have amended. Your cash payment per share will never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we will assume that the new exercise price of the amended option is the same as the fair market value on the eligible option’s grant date. Your actual cash payment, if any, will de determined on the expiration of the offer.

On the expiration date, after the close of the trading day, we will post the closing selling price of our common stock for that day on http://investor.drugstore.com (select “options tender offer” in the “investor relations” column) and you may email tenderoffer@drugstore.com or call the Stock Plan Administrator at 425-373-3200 to obtain the closing selling price. Based on this, you will be able to determine your actual new exercise price and your actual cash payment, if any, if you participate in the offer.

Eligible Option Example 1:

You were granted an option on February 8, 2002, to purchase 1,000 shares of drugstore.com common stock with an exercise price per share equal to $1.93 per share, vesting equally over a 4 year annual vesting schedule. Of the number of shares subject to your option, 500 shares vested on or before December 31, 2004 so are not subject to Section 409A and are not eligible for this offer. On the option’s date of grant, the fair market value of drugstore.com common stock was $2.41 per share. As of the offer expiration date, you had not exercised any portion of the option. Assume that the fair market value of drugstore.com common stock is $2.50 per share on the expiration date. If you accept this offer with respect to such option, the following will occur:

1.	The option to purchase 500 shares will be amended to increase the exercise price to $2.41 per share.

2.	A cash payment of $240.00 ($2.41 minus $1.93 multiplied by 500 (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, will be payable on the Company’s first payroll date in 2009.

Eligible Option Example 2:

You were granted an option on February 8, 2002, to purchase 1,000 shares of drugstore.com common stock with an exercise price per share equal to $1.93 per share, vesting equally over a 4 year annual vesting schedule. Of the number of shares subject to your option, 500 shares vested on or before December 31, 2004 so are not subject to Section 409A and are not eligible for this offer. On the option’s date of grant, the fair market value of drugstore.com common stock was $2.41 per share. As of the offer expiration date, you had not exercised any portion of the option. Assume that the fair market value of drugstore.com common stock is $1.90 per share on the expiration date. If you accept this offer with respect to such option, the following will occur:

1.	The option to purchase 500 shares will be amended to increase the exercise price to $2.41 per share and then to decrease it back to $1.93.

2.	You will not be eligible for any cash payment.

Eligible Option Example 3:

You were granted an option on February 8, 2002, to purchase 1,000 shares of drugstore.com common stock with an exercise price per share equal to $1.93 per share, vesting equally over a 4 year annual vesting schedule. Of the number of shares subject to your option, 500 shares vested on or before December 31, 2004 so are not subject to Section 409A and are not eligible for this offer. On the option’s date of grant, the fair market value of drugstore.com common stock was $2.41 per share. As of the offer expiration date, you had not exercised any portion of the option. Assume that the fair market value of drugstore.com common stock is $2.00 per share on the expiration date. If you accept this offer with respect to such option, the following will occur:

1.	The option to purchase 500 shares will be amended to increase the exercise price to $2.41 per share and then to decrease it back to $2.00.

2.	A cash payment of $35.00 ($2.00 minus $1.93 multiplied by 500 (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, will be payable on the Company’s first payroll date in 2009.

The vesting schedule of your amended options will not change. All eligible options are fully vested as of the date of this offer, and all amended options will continue to be fully vested.

If your eligible options are amended pursuant to the offer, such amended options will be subject to the terms of the 1998 Plan and to option agreements between you and the Company as amended by this offer. The current form of option agreements under the 1998 Plan are attached as exhibits to the Schedule TO with which this offer has been filed. See Section 9 of this Offer to Amend for a description of the 1998 Plan.

The expiration date for this offer will be 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

drugstore.com has determined that certain options granted under the 1998 Plan were issued with an exercise price less than the fair market value of the underlying drugstore.com common stock on the date of grant. Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 likely will subject option holders to unfavorable tax consequences. If the eligible options are amended, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, will be eliminated. We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate drugstore.com employees to perform at high levels and to provide an effective means of recognizing employee contributions to the success of our business.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, we evaluate acquisition opportunities and other strategic partnerships or transactions. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business consistent with past practice during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, we make changes in the composition and structure of our board of directors and/or management. While we do not currently anticipate any such changes, we cannot guarantee that we will not continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. drugstore.com has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to this offer. drugstore.com will not provide tax advice specific to an individual’s circumstances. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal, and/or tax advisors.

4.	Procedures for electing to participate in this offer.

If you are an eligible employee, you will receive on the commencement of the offer an email announcing the offer with the relevant offer documents and forms attached or a letter announcing the offer with the relevant offer documents and forms enclosed. In such email or letter, an Election/Withdrawal Form will be included with an addendum containing the following personalized information with respect to each eligible option you hold:

•	the grant date for each option;

•	the original exercise price per share for each option;

•	the number of shares of drugstore.com’s common stock purchasable under each option;

•	the number of shares that are subject to Section 409A and eligible for amendment under each option;

•	the fair market value per share of drugstore.com’s common stock on the grant date for each option; and

•

the maximum potential cash payment, if any, you could receive with respect to each option. Your cash payment per share will never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we will assume that the new exercise price of the amended option is the same as the fair market value on the eligible option’s grant date. Your actual cash payment, if any, will be determined on the expiration of the offer.

If you would like to participate in the offer, you will need to fill out an Election/Withdrawal Form and return it to the Company via email to tenderoffer@drugstore.com or fax to Stock Plan Administrator at (425) 372-3808 by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008. Following these events, the Company will send you via email or fax confirmation of receipt. Please print and keep a copy of the confirmation of receipt for your records. You will then have completed the election process. To obtain a paper Election/Withdrawal Form, please either print an Election/Withdrawal Form from http://investor.drugstore.com (select “options tender offer” in the “investor relations” column), email tenderoffer@drugstore.com, or send a fax to Stock Plan Administrator at (425) 372-3808. Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain another copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808.

You must complete the election process in the foregoing manner by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008. If we extend the offer beyond that deadline, you must complete the process by the extended expiration date of the offer.

We will not accept delivery of any Election/Withdrawal Form after expiration of the offer. If we do not receive a properly completed and duly executed Election/Withdrawal Form from you before the expiration of the offer, we will not accept your eligible options for amendment. Those options will not be amended or replaced pursuant to this offer, and no cash payment will be made with respect to those options.

This is an all or nothing offer, which means that if you participate in this offer, you must accept this offer with respect to all of your eligible options. You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, your Election/Withdrawal Form will include an addendum that will list your eligible options (including the number of shares subject to the eligible option and its original exercise price), the new exercise price and the maximum cash payments, if any, you could receive for the eligible options. Your cash payment per share will never be greater than the difference between the fair market value on the eligible option’s grant date and the eligible option’s original exercise price per share. Therefore, to calculate your maximum possible cash payment, we will assume the closing selling price per share of the Company’s common stock on the expiration date is greater than the fair market value per share of the Company’s common stock on the date of grant, and your new exercise price is increased to the fair market value of the Company’s common stock on the date of grant. If you hold an option that is not listed on the Election/Withdrawal Form, the option is not an eligible option. Your actual cash payment, if any, will be determined on the expiration of the offer.

Your election to participate becomes irrevocable at 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless the offer is extended past that time, in which case your election will become irrevocable at the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an Election/Withdrawal Form and withdraw from the offer at any time before the expiration of the offer, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal Form we receive before the expiration of the offer.

The delivery of all documents, including Election/Withdrawal Forms, is at your risk. drugstore.com intends to confirm the receipt of your Election/Withdrawal Form by email or fax within two U.S. business days. If you have not received an email or fax confirmation, you must confirm that we have received your Election/Withdrawal Form. Only responses that are complete, signed, and actually received by drugstore.com by the deadline will be accepted. Responses may be submitted only via email or fax. Responses submitted by any other means, including hand delivery, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

This is a one time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all options with respect to which proper elections are made.

Our receipt of your Election/Withdrawal Form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn by you as of the time when we give written notice to the option holders generally of our acceptance of eligible options. We may issue this notice of acceptance by press release, email, fax, or other methods of communication. Eligible options accepted will be amended on the expiration date, which we presently expect will be December 12, 2008.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any Election/Withdrawal Form or any eligible options with respect to which elections have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn by you. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular eligible options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and eligible options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for amendment will constitute a binding agreement between drugstore.com and you on the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

To withdraw your election with respect to all of your eligible options, you must do so in accordance with the provisions below:

(i) You may withdraw your election to amend at any time at or before 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless the offer is extended (in which case, you may withdraw your election at any time before the extended offer expires). In addition, unless we accept and amend your eligible options by 11:59:59 p.m. (midnight), Eastern Time, on January 9, 2009 (the 40th business day after the November 12, 2008 commencement date of the offer), you may withdraw your election to amend at any time thereafter and before we accept your election.

(ii) To validly withdraw your election to amend eligible options, you must submit a completed Election/Withdrawal Form to indicate that you no longer wish to amend your eligible options pursuant to this offer and return it to the Company via email to tenderoffer@drugstore.com or fax to Stock Plan Administrator at (425) 372-3808 by 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008. To obtain a paper Election/Withdrawal Form, please send an email to tenderoffer@drugstore.com or fax to Stock Plan Administrator at (425) 372-3808, or you may download and print the form at http://investor.drugstore.com (select “options tender offer” in the “investor relations” column). Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain another copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808. You may revise your Election/Withdrawal Form to withdraw your eligible options only while you still have the right to withdraw your election to amend in accordance with subparagraph (i) above.

Any election to amend eligible options that you properly withdraw by the expiration date will be deemed no longer elected pursuant to the offer, unless you properly re-elect to amend that option by the expiration date by following the election procedures described herein.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal Form we receive by the expiration date. We must receive the properly completed and signed Election/Withdrawal Form by the expiration date. The expiration date will be 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless we extend the offer.

You may not rescind any withdrawal. If you change your mind after you have submitted a withdrawal and wish to participate in the offer, you must submit a new Election/Withdrawal Form. If you do not withdraw your eligible options, they will remain bound pursuant to your prior Election/Withdrawal Form. To re-elect to accept this offer with respect to the withdrawn eligible options, you must complete and submit a new Election/Withdrawal

Form by the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new Election/Withdrawal Form must be completed properly and submitted after your prior Election/Withdrawal Form rejecting the offer.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election/Withdrawal Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election/Withdrawal Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents, including Election/Withdrawal Forms, is at your risk. drugstore.com intends to confirm the receipt of your Election/Withdrawal Form by email or fax within two U.S. business days. If you have not received an email or fax confirmation, you must confirm that we have received your Election/Withdrawal Form. Only responses that are complete, signed and actually received by drugstore.com by the deadline via email or fax will be accepted. Responses submitted by any other means, including hand delivery, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

6.	Acceptance of options for amendment, issuance of cash payments and amended options.

On the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made and not validly withdrawn by you by the expiration date.

Subject to the terms and conditions of this offer, if elections with respect to your eligible options are made properly and accepted by us, we will amend these eligible options as of the amendment date (but following the expiration of the offer), which is on the same date as the expiration date. We expect that the amendment date will be December 12, 2008 (but following the expiration of the offer), unless the offer period is extended. If the expiration date is delayed, the amendment date similarly will be delayed. Once we amend eligible options with respect to which you elect to accept this offer, the eligible options will be replaced in full by the amended options.

For purposes of the offer, we will be deemed to have accepted eligible options from you with respect to valid elections you have made and not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for amendment of the eligible options. We may make this notice by press release, email, or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made and not validly withdrawn by you.

In lieu of the eligible options with respect to which you choose to accept this offer, you will be entitled to receive amended options and, to the extent applicable, cash payments, as described in Section 2 of this Offer to Amend. We will amend eligible options with respect to which you choose to accept this offer on the amendment date, which is the same date as the expiration date. The amendment date will be December 12, 2008, unless the offer period is extended.

In addition, if you elected to amend your eligible options, we will make any cash payment owed to you, less any applicable tax withholding, on the Company’s first payroll date in 2009. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

The regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your eligible options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments in the same calendar year in which the eligible options are amended. Therefore, the earliest we can make these cash payments to eligible employees who participate in the offer is in 2009.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those eligible options that you exercise no longer will be eligible to be amended in this offer and you will not receive a cash payment, to the extent you exercise options that are eligible options. Your options instead will terminate on exercise in accordance with their terms. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of accepting and not participating in this offer.

7.	Conditions of the offer.

If drugstore.com is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no amended options. Notwithstanding any other provision of this offer, we will not be required to accept any eligible options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any eligible options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the Nasdaq Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer;

•

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, that could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	there is instituted or pending any action, proceeding or litigation seeking to enjoin, make illegal, or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment, or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is proposed, enacted, enforced, or deemed applicable to the offer, that might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•

a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, is announced or made by another person or entity or is publicly disclosed or we learn that:

•	any person, entity, or group has purchased all or substantially all of our assets;

•

any person, entity, or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity, or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

•	any such person, entity, or group that had publicly disclosed such ownership prior to such date acquires additional common stock constituting more than 1% of our outstanding shares;

•

any new group forms that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options; or

•

any person, entity, or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or makes a public announcement reflecting an intent to acquire us, any of our subsidiaries or any of our assets or securities, or those of any of our subsidiaries;

•

any change, development, clarification, or position taken in generally accepted accounting principles that requires or may require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Amend);

•

any change or changes in the business, condition (financial or other), assets, income, operations or stock ownership of drugstore.com that result or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange are enacted, enforced or deemed applicable to the Company, that might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return to the eligible employees all eligible options with respect to which elections have been made;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them before the expiration date in our discretion regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

The drugstore.com common stock that underlies your eligible options is traded on The Nasdaq Global Market under the symbol “DSCM.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
2008
Third Quarter	$2.89	$1.66
Second Quarter	$2.50	$0.95
First Quarter	$3.38	$2.03

2007
Fourth Quarter	$3.74	$2.90
Third Quarter	$3.26	$2.60
Second Quarter	$2.90	$2.40
First Quarter	$3.83	$2.35

2006
Fourth Quarter	$4.02	$3.23
Third Quarter	$3.71	$2.51
Second Quarter	$3.64	$2.65
First Quarter	$3.31	$2.51

On November 28, 2008, the closing sale price of our common stock, as reported by The Nasdaq Global Market was $1.00 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of amended options.

Consideration.

We will issue cash payments, if any, in addition to amended options with respect to eligible options for which proper elections have been made and accepted. We will make any cash payments from drugstore.com’s general corporate assets, and you will be a general creditor of drugstore.com with respect to the cash payments until you receive them.

If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 4,052,520 shares of our common stock, or approximately 4.1% of the total shares of our common stock outstanding as of November 10, 2008, and the maximum aggregate cash payments payable pursuant to the offer will be approximately $37,552.65.

General terms of amended options.

If we accept your election to amend your eligible options, you will receive the consideration described in Section 2 of this Offer to Amend. We will amend each amended option on the amendment date (expected to be December 12, 2008). Promptly following the expiration of the offer, we will provide you a “Promise to Make Cash Payment and Option Amendment” that indicates the new exercise price of each amended option and your right to receive any cash payments to which you are entitled under the offer.

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.

The following description summarizes the material terms of the 1998 Plan. Our statements in this Offer to Amend concerning the 1998 Plan and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 1998 Plan, and the forms of option agreement under the 1998 Plan. Please email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808, to receive a copy of the 1998 Plan, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents on request at our expense.

Summary of the 1998 Plan.

The 1998 Plan permits the granting of incentive stock options, nonstatutory stock options, and stock purchase rights to eligible participants. As of November 10, 2008, the number of shares of common stock subject to options outstanding under the 1998 Plan was approximately 16,801,578 shares. No options or stock purchase rights can be granted under the 1998 Plan in the future.

The 1998 Plan is administered by our board of directors or a committee appointed by our board of directors (the “Administrator”). Subject to the terms of the 1998 Plan, the Administrator has the discretion to select the employees, officers, directors and consultants who will be granted awards, to determine the terms and conditions of such awards and to construe and interpret the provisions of the 1998 Plan and any outstanding awards thereunder.

Term of options.

The term of options granted under the 1998 Plan is as stated in the option agreements. All amended options granted pursuant to this offer will expire on the same dates as the scheduled expiration of the eligible options they amend. Amended options will expire earlier on your termination of employment or other service with the Company.

Termination of employment.

Your employment or other service with drugstore.com will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment or other service terminates before the expiration date of this offer, you no longer will be eligible to participate in the offer.

Options granted under the 1998 Plan generally are exercisable, to the extent vested, for three months from the date of termination if the option holder’s employment or other service terminates for a reason other than death or disability. The option holder will have twelve months to exercise the option if his or her employment terminates by reason of disability, and six months if the optionholder dies during his or her employment or service with the Company (or dies within thirty days of termination).

If you participate in this offer, any amended options will remain vested under the terms of your option immediately prior to such amendment and you will be entitled to receive any cash payment, less any applicable tax withholdings, regardless of whether you remain employed with or otherwise in service to the Company on the actual cash payment date, which will be the Company’s first payroll date in 2009.

Exercise price.

The Administrator generally determines the exercise price at the time the option is granted. The amended options will have a new exercise equal to (i) the fair market value per share of the Company’s common stock on the date of grant or (ii) if the closing selling price per share of the Company’s common stock on the expiration date is less than the fair market value of the Company’s common stock on the date of grant, then the greater of (x) the closing selling price per share of the Company’s common stock on the expiration date or (y) the original exercise price.

Vesting and exercise.

The Administrator generally determines the terms of vesting. All eligible options are fully vested as of the date of this offer. That means that on the amendment date, your amended options will also be fully vested.

Adjustments on certain events.

Although we currently do not anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by, another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer, and your options will be treated in accordance with the 1998 Plan and with your option agreement. Further, if drugstore.com is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case, your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments, or other consideration for the options. If drugstore.com is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such amended options generally will have an exercise price equal to the closing price of the acquirer’s stock on the expiration date. As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.

You should be aware that these types of transactions could affect our stock price significantly, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating. In addition, your amended options may be exercisable for stock of the acquirer, not drugstore.com common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their drugstore.com common stock before the effective date.

If we are acquired, it is possible that an acquirer could terminate your employment or other service. Regardless of whether you remain an employee or other service provider to the Company on the scheduled payment date, you still will receive any cash payments to which you are entitled as a result of your participation in this offer.

Finally, if we are acquired after the options with respect to which you have chosen to accept this offer have been accepted for amendment, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the 1998 Plan and as amended in this offer.

Changes in capitalization.

The 1998 Plan generally provides that in the event of any stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of drugstore.com common stock, or any other increase or decrease in the number of issued shares of drugstore.com common stock effected without receipt of consideration by the Company, the Administrator will adjust proportionately the number of shares of drugstore.com common stock that may be delivered under the 1998 Plan, and the number and price of shares of drugstore.com common stock subject to outstanding awards thereunder.

Transferability of options.

Options granted under the 1998 Plan generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of other than by will or by the applicable laws of descent and distribution.

Amendment and termination of the 1998 Plan.

The 1998 Plan expired in July 2008, and was replaced by the drugstore.com 2008 Equity Incentive Plan. However, neither the termination of the 1998 Plan nor any amendment or alteration of the 1998 Plan will impair the rights of any option holder unless mutually agreed otherwise between the option holder and the Administrator.

Registration of shares underlying the options.

All of the shares of drugstore.com common stock issuable on exercise of amended options have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of drugstore.com for purposes of the Securities Act, you will be able to sell the shares issuable on exercise of your amended options free of any transfer restrictions under applicable U.S. securities laws.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the eligible options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal, and/or tax advisors regarding any state tax consequences.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. If you are subject to the tax laws in a country other than the United States, we strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

10.	Information concerning the Company.

Our principal executive office is located at 411 108th Avenue NE, Suite 1400, Bellevue, Washington, 98004, and our telephone number is (425) 372-3200. Our website address is www.drugstore.com. The information posted on our website is not incorporated into this Offer to Amend. Questions regarding how to participate in this offer should be directed to:

Stock Plan Administrator

drugstore.com, inc.

Phone: (425) 372-3200

Email: tenderoffer@drugstore.com

A summary of the financial information included in our Quarterly Report on Form 10-Q for the nine months ended September 28, 2008 and September 30, 2007, and our Annual Report on Form 10-K for the fiscal years ended December 30, 2007 and December 31, 2006, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. Please see Section 17 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $0.95 as of September 28, 2008.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and named executive officers is attached to this Offer to Amend as Schedule A. Our executive officers and directors are eligible to participate in this offer.

As of November 10, 2008, our executive officers and directors as a group held options unexercised and outstanding under all of drugstore.com’s stock plans to purchase a total of 9,234,843 shares of our common stock, which represented approximately 53.5% of the shares of common stock subject to all options outstanding under all of drugstore.com’s stock plans as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding under all of drugstore.com’s stock plans as of November 10, 2008. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under all of our stock plans, which was 17,304,478 as of November 10, 2008. Our non-employee directors are not eligible to participate in the offer. The executive officers listed below are eligible to participate in the offer if they hold eligible options. Only Ms. Lepore, our chief executive officer, Ms. Johnston, our vice president, OTC Merchandising and Mr. Kelly, our vice president, Customer & Pharmacy Services, hold eligible options and therefore are the only current or former executive officers who are eligible employees. Although Ms. Lepore, Ms. Johnston and Mr. Kelly may elect to have their eligible options amended in the offer, they are not eligible to receive any cash payments with respect to such options.

Name	Number of Options Outstanding as of November 10, 2008	Percentage of Total Outstanding Options
Bennet III, Richard W	160,000	0.9%
Entress, Geoffrey R	160,000	0.9%
Killeen, Jeffrey M	160,000	0.9%
Savoy, William D	172,500	1.0%
Stanger, Gregory S	172,500	1.0%
Lepore, Dawn G	4,485,714	25.9%
Friang, Luke T	450,000	2.6%
Hargadon, Robert B	325,000	1.9%
Johnston, Julie A	520,236	3.0%
Kelly, Ronald E	483,893	2.8%
Lonczak, David L	570,000	3.3%
McNeill, Kathleen M	400,000	2.3%
Morikubo, Yukio	450,000	2.6%
Potter, Robert P	345,000	2.0%
Wright, Tracy L	380,000	2.2%
Total—all officers and directors	9,234,843	53.4%

*	Less than 1%.

•

Neither we, nor any of our directors or executive officers, nor any affiliates of ours were engaged in transactions involving options to purchase our common stock during the 60 days before and including the commencement of this offer.

12.	Status of options amended by us in the offer; accounting consequences of the offer.

Eligible options that we acquire through the acceptance of elections under this offer will be amended under the 1998 Plan.

Pursuant to the accounting standards in effect under SFAS 123R, we will recognize additional compensation expense for financial reporting purposes with respect to the amendment of the eligible options to increase the current exercise prices in effect for those options to the applicable adjusted exercise prices based on the incremental fair value of those options as so modified. Both the change in exercise price and the offsetting cash payment are taken into account in determining the incremental fair value of those options.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that is material to our business that might be affected adversely by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Stock Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the amendment date, we will not grant any amended options.

14.	Material United States federal income tax consequences.

Regardless of your participation in the offer, any eligible option (as well as any discount option granted on or prior to December 31, 2004) intended to qualify as an incentive stock option, does not qualify as an incentive stock option because the exercise price is below fair market value on the date of grant. Under the applicable federal tax rules, the exercise price of an incentive stock option must be at least 100% of the fair market value of our common stock on the date of grant and the exercise price for an incentive stock option for an employee who is a 10% shareholder cannot be less than 110% of the fair market value of our common stock on the date of grant.

If you received an incentive stock option that is a discount option, the rules have not been satisfied. Accordingly, the Company believed that it issued you an incentive stock option, but the option was discounted, and the Company actually issued you a nonstatutory stock option.

If you exercise an eligible option that was intended to qualify as an incentive stock option, you will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the exercise price in the year of exercise. We strongly encourage you to consult your tax, financial, or other advisor regarding your taxes if you exercise an incentive stock option that is an eligible option.

If You Participate in this Offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for those eligible employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations (the “Code” or “Internal Revenue Code”) as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each eligible employee will depend on that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your financial, legal, and/or tax advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. If you are subject to the tax laws in a country other than the United States, please consult your financial, legal, and/or tax advisor as to the tax consequences of participating in the offer under the tax laws of such countries.

Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We strongly recommend that you consult with your financial, legal, and/or tax advisors to discuss the consequences to you of this transaction.

We recommend that you consult your financial, legal, and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation. For general questions regarding the offer, you may contact:

Stock Plan Administrator

drugstore.com, inc.

Phone: (425) 372-3200

Email: tenderoffer@drugstore.com

Cash payments.

The cash payments, if any, you will receive as part of consideration for your eligible options, if any, under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee of drugstore.com at the time we granted the eligible options with respect to which you accept this offer, any income you recognize on your receipt of a cash payment will constitute wages for which withholding will be required.

Amended options.

If you are an eligible employee who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of eligible options will be treated as a non-taxable exchange.

All eligible options are nonstatutory stock options for purposes of United States tax law. Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income on the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your eligible options that are amended will be no longer subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

On disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of drugstore.com at the time of the grant of the eligible option, any income recognized on exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your financial, legal, and/or tax advisors to discuss the consequences to you of this transaction and in particular the federal, state and local tax consequences of participating in the offer. For general questions regarding the offer, you may contact:

Stock Plan Administrator

drugstore.com, inc.

Phone: (425) 372-3200

Email: tenderoffer@drugstore.com

If You Do Not Participate in this Offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those eligible employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change, and the federal, state, and local tax consequences for each eligible employee will depend on that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your financial, legal, and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation. For general questions regarding the offer, you may contact:

Stock Plan Administrator

drugstore.com, inc.

Phone: (425) 372-3200

Email: tenderoffer@drugstore.com

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Pursuant to Section 409A, holders of eligible options may have income recognition and owe an additional 20% penalty tax as well as be liable for certain interest and penalties.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but the regulations do not provide final guidance with respect to the tax consequences of discount options. Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees also may incur additional taxes and penalties under state law provisions.

Eligible Option Example:

You hold options to purchase 3,000 shares of drugstore.com common stock with an original exercise price per share of $1.93 that was granted at a time when the fair market value of a share of drugstore.com common stock on the option’s date of grant was $2.41. On December 31, 2008, a total of 250 of the shares subject to the option vest, and on such date, the per share fair market value of drugstore.com’s common stock is $3.00. In the year of vesting, you may have taxable income equal to $120.00 (the difference between the $2.41 fair market value and $1.93 exercise price, multiplied by the 250 shares that vest) and owe an additional $24.00 due to the federal 20% tax (20% of $120.00) and potentially additional state taxes (for example, if you are a California taxpayer, you would have an additional 20% tax of $24.00). Additionally, you may owe an interest penalty and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty.

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided comprehensive guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options, and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A.

drugstore.com cannot guarantee any particular tax results related to your eligible options. Furthermore, there is uncertainty because the final tax regulations do not provide comprehensive guidance with respect to the tax consequences of discount options. Since this offer involves complex tax considerations. We urge you to consult a financial, legal, and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Further, some states, including California, may impose additional penalty taxes. We recommend that you consult with a financial, legal, and/or tax advisor regarding any tax consequences, including any state tax consequences.

15.	Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email, or other form of communication no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving you written notice of the termination or postponement or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before amendment under the offer, that particular option is not eligible for amendment. Therefore, if you accept the offer with respect to an eligible option by the originally scheduled expiration date, and we then extend the offer for any reason beyond your option’s expiration date, such that your option expires before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.	Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your eligible options:

1.	Description of our common stock contained in our registration statement on Form S-1 (File No. 333-78813), filed with the SEC on May 19, 1999, including any amendment or report filed for the purpose of updating such description;

2.	Our annual report on Form 10-K (File No. 000-26137) for our fiscal year ended December 30, 2007, filed with the SEC on March 14, 2008 and amended on September 10, 2008;

3.	Our quarterly report on Form 10-Q (File No. 000-26137) for the fiscal quarter ended September 28, 2008, filed with the SEC on November 7, 2008; and

4.	Our current reports on Form 8-K (File No. 000-26137) filed with the SEC on February 6, 2008, February 22, 2008, May 1, 2008, May 5, 2008, July 17, 2008, July 31, 2008, August 18, 2008, September 4, 2008, October 7, 2008, and November 5, 2008 (other than the portions of those documents deemed to have been furnished and not to have been filed).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington, 98004, Attention: Stock Plan Administrator, or tenderoffer@drugstore.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

In making your decision as to whether or not to participate in this offer, you should read the information about us contained in this Offer to Amend together with the information contained in the documents to which we have referred you.

18.	Financial statements.

Attached as Schedule B to this Offer to Amend is summary financial information for the nine months ended September 28, 2008 and September 30, 2007 and for our fiscal years ended December 30, 2007 and December 31, 2006. Our interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 28, 2008 and September 30, 2007, filed with the SEC on November 7, 2008, and our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal years ended December 30, 2007 and December 31, 2006, filed with the SEC on March 14, 2008 and amended on September 10, 2008, are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC’s website at www.sec.gov.

We had a book value per share of $0.95 as of September 28, 2008.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your eligible options. You should rely only on the information in this document or documents to which we have referred you. Except to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend the Exercise Price of Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

drugstore.com, inc.

December 1, 2008

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF DRUGSTORE.COM, INC.

The directors and executive officers of drugstore.com are set forth in the following table:

Name	Position and Offices Held
Bennet III, Richard W	Board Director

Entress, Geoffrey R	Board Director

Killeen, Jeffrey M	Board Director

Savoy, William D	Board Director

Stanger, Gregory S	Board Director

Lepore, Dawn G	Chairman, Chief Executive Officer & President

Friang, Luke T	Vice President, Chief Information Officer

Hargadon, Robert B	Vice President, Human Resources

Johnston, Julie A	Vice President, OTC Merchandising

Kelly, Ronald E	Vice President, Customer & Pharmacy Services

Lonczak, David L	Vice President, Chief Marketing Officer

McNeill, Kathleen M	Vice President, Beauty

Morikubo, Yukio	Vice President, Strategy, General Counsel & Secretary

Potter, Robert P	Vice President, Chief Accounting Officer

Wright, Tracy L	Vice President, Chief Finance Officer

The address of each executive officer and director is: c/o drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington, 98004.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF DRUGSTORE.COM, INC.

Consolidated financial data

	For the nine months ended September 28, 2008	For the nine months ended September 30, 2007	For the Year Ended 2007 (1)	For the Year Ended 2006 (2)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$272,639	$248,024	$339,331	$315,123
Gross profit	$76,069	$65,480	$91,023	$78,741
Operating loss	$(14,101)	$(14,652)	$(13,186)	$(14,756)
Loss from continuing operations	$(13,585)	$(13,387)	$(17,619)	$(17,608)
Net loss	$(8,576)	$(9,167)	$(11,511)	$(13,026)
Net loss per share:
Basic and diluted	$(0.09)	$(0.10)	$(0.12)	$(0.14)
Shares used in computation:	96,462,259	95,056,884	95,350,046	93,405,405
Basic and diluted

	As of September 28, 2008	As of September 30, 2007	As of December 30, 2007	As of December 31, 2006
	(in thousands)
Balance Sheet Data:
Current assets	$110,853	$103,346	$112,890	$112,136
Non-current assets	$65,501	$61,094	$62,518	$56,186
Current liabilities	$78,916	$66,473	$77,550	$71,250
Long-term obligations	$3,292	$1,610	$1,221	$1,839
Deferred income taxes	$952	$945	$947	$945
Other long-term liabilities	$1,199	$1,394	$1,322	$1,610
Stockholders’ equity	$91,995	$94,018	$94,368	$92,678

(1)	Net sales totaling $106,392 and gross profit dollars totaling $12,781 have been reclassified to discontinued operations in conjunction with the transfer of our local pick-up pharmacy business to Rite Aid on September 3, 2008.
(2)	Net sales totaling $100,654 and gross profit dollars totaling $11,000 have been reclassified to discontinued operations in conjunction with the transfer of our local pick-up pharmacy business to Rite Aid on September 3, 2008.

Ratio of Earnings to Fixed Charges (unaudited):

	For the nine months ended		For the year ended
	September 28, 2008	September 30, 2007	December 30, 2007	December 31, 2006
	(in thousands, except per share data)
Interest expense	$377	$346	$408	$393
Fixed charges	$377	$346	$408	$393

Net loss	$(8,576)	$(9,167)	$(11,511)	$(13,026)
Fixed charges	$377	$346	$408	$393
Net loss	$(8,199)	$(8,821)	$(11,103)	$(12,633)
Ratio of earnings to fixed charges	*	*	*	*

*	Earnings are inadequate to cover fixed charges in these periods.

B-1